Exhibit 10.3
LOAN AND SECURITY AGREEMENT
dated as of August 10, 2007
by and among
DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation, as a Borrower
and
those certain additional Borrowers set forth on Schedule 1 hereto,
and
LASALLE BANK NATIONAL ASSOCIATION,
as Lender

Exhibit 10.3

-i-

LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of August 10, 2007, is by and among those certain entities set forth on Schedule 1 hereto, which are signatories hereto (such entities individually and collectively, the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).
W I T N E S S E T H:
     WHEREAS, Advocat Inc., a Delaware corporation (“Parent”), legally and beneficially owns or controls, either directly, or indirectly through its subsidiaries, all of the issued and outstanding Stock of each Borrower;
     WHEREAS, pursuant to the terms of that certain Operations Transfer Agreement effective as of August ___, 2007 (the “Acquisition Agreement”), by and among the Diversicare Parties and SMS Parties (each as defined below), the Diversicare Parties desire (i) that certain Master Lease and Subleases (each as defined below) be transferred to one or more designated Diversicare Parties (the “Transfer”) and (ii) to acquire substantially all of the assets and businesses of the SMS Parties and (the “Acquisition” and together with the Transfer, the “Transactions”);
     WHEREAS, the Borrower has requested that the Lender provide the Borrower with (i) certain revolving loans in an aggregate amount of up to Fifteen Million and No/100 Dollars ($15,000,000.00) to support working capital needs of the Borrower, (ii) certain transition revolving loans in an aggregate amount of up to Six Million and No/100 Dollars ($6,000,000.00) to support working capital needs of the Borrower for the six months following the Acquisition, and (iii) a term loan of Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00), to refinance certain existing Indebtedness (as defined below) of the Borrower, partially finance the Transactions and pay certain fees, costs and expenses reasonably incurred in connection with the Transactions; and
     WHEREAS, the Lender is willing to make such loans to the Borrower, upon the terms and provisions and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lender, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
     1. DEFINITIONS.
          1.1 General Terms. When used herein, the following terms shall have the following meanings:
     “Account Debtor” means the Person who is obligated on or under an Account.

     “Accounts” means collectively (a) any right to payment of a monetary obligation, arising from the delivery of goods or the provision of services, (b) without duplication, any “account” (as that term is defined in the Code now or hereafter in effect), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as that term is defined in the Code now or hereafter in effect), any “payment intangibles” (as that term is defined in the Code now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, in each case arising from the delivery of goods or the provision of services, (c) all accounts, general intangibles, Intellectual Property, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Agreements in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
     “Acquisition” shall have the meaning set forth in the Recitals hereto.
     “Acquisition Agreement” shall have the meaning set forth in the Recitals hereto.
     “Acquisition Documents” means, collectively, the Acquisition Agreement, any other acquisition agreements, transfer agreements, assignments and other documents, instruments, arrangements and agreements executed or delivered in connection therewith or otherwise in connection with, directly or indirectly, the Transactions, in each case as the same may be amended, restated, supplemented or otherwise modified in conformity with Section 9.16 of this Agreement.
     “Adjusted EBITDA” means the sum of (a) EBITDA, and (b) the amounts deducted (or less amounts added) in computing EBITDA for the period for (i) the non-cash provision (benefit) for self-insured professional and general liability expenses, (ii) non-cash rent expense, (iii) non-cash stock based compensation expense, and all other non-cash expenses reasonably approved by the Lender, less (c) the Cash Cost of Self-Insured Professional and General Liability.
     “Adjusted EBITDAR” means (a) Adjusted EBITDA plus (b) cash rent expense (rent expense adjusted to remove effects of non-cash rent).
     “Adjusted Leased Asset EBITDA” means Adjusted EBITDA measured solely for all Facilities other than the Facilities listed on Schedule 1.1(a).
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Loan and Security Agreement as the same may be restated, modified, supplemented or amended from time to time.

     “Allocable Amount” shall have the meaning ascribed to such term in Section 12.21(g) hereof.
     “AmSouth Bank” means AmSouth Bank, division of Regions Bank.
     “AmSouth Blocked Account” means that certain blocked account established in the LaSalle Borrower’s name with AmSouth Bank pursuant to which Lender shave have control over the AmSouth Blocked Account in accordance with the AmSouth Blocked Account Agreement.
     “AmSouth Blocked Account Agreement” means that certain Deposit Account Control Agreement of even date herewith, by and among AmSouth Bank, a division of Regions Bank, the Borrower and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “AmSouth Letter of Credit” means that certain unsecured letter of credit issued by AmSouth Bank in favor of Wausau in the amount of Twenty Five Thousand and No/100 Dollars ($25,000.00).
     “Applicable Libor Margin” means, (a) with respect to Libor Loans that are Revolving Loans, an amount equal to two hundred twenty five (225) basis points; and (b) with respect to any part of the Term Loan that is a Libor Loan, an amount equal to two hundred fifty (250) basis points.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas.
     “Base Rate” means the corporate base rate of interest per annum identified from time to time by the Lender, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Lender charges its customers. Any change in the Base Rate shall be effective as of the effective date of such change.
     “Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.
     “Base Rent” means the “Base Rent” as such term is defined in such Omega Master Lease Agreement.
     “Blocked Account Agreements” shall mean, collectively, the Commercial Blocked Account Agreement and Government Blocked Account Agreement.
     “Blocked Persons List” shall have the meaning ascribed to such term in Section 7.29 hereof.
     “Borrower Agent” means Diversicare Management Services Co., a Tennessee corporation.

     “Borrower Cash Management Program” means the business practice of Parent and Borrowers whereby cash receipts for Parent and Borrowers are transferred/swept into a central concentration account and all cash disbursements are funded by transfers from such central concentration account.
     “Borrowing Base” means, at any time, without duplication, an amount equal to up to eighty percent (80%) of the face amount (less discounts, credits and allowances which have knowingly been taken by or granted to Account Debtors in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Lender, which amount shall be reduced by one hundred percent (100%) of the face amount of all payments which the Borrower has received on or in connection with its Eligible Accounts since the date of such Schedule of Accounts.
     “Borrowing Date” means a date on which a Libor Loan is made hereunder.
     “Borrowing Notice” shall have the meaning ascribed to such term in Section 2.12 hereof.
     “Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.
     “Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include (i) expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance, condemnation awards and other settlements in respect of lost, destroyed, damaged, condemned or stolen assets, (ii) expenditures for assets purchased substantially concurrently with the trade-in of existing assets to the extent of the trade-in credit thereof; and (iii) any payment of liabilities or incurrence of incidence comprising the purchase price for the acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower of the assets of, or the equity interest in, a Person or a division, line of business or other business unit of a Person engaged in a business of the type conducted by Borrower as of the date hereof or in a business reasonably related thereto.
     “Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (a) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder, or (b) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property. For avoidance of doubt, prepaid leases shall not be deemed “Capital Lease Obligations” except to the extent required under GAAP.

     “Capmark” means Capmark Finance Inc., a California corporation (formerly known as GMAC Commercial Mortgage Corporation, a California corporation).
     “Capmark Debt Documents” means, collectively, the Capmark Mortgage, the note(s) issued pursuant thereto, and the documents, instruments and agreements executed or delivered in connection therewith (including, without limitation, the Capmark Mortgage Loan Documents), in each case as the same may be amended or modified in conformity with Section 9.16 of this Agreement.
     “Capmark Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among Capmark, Lender and Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Capmark Mortgage” means the “Mortgage” as such term is defined in the Capmark Intercreditor Agreement.
     “Capmark Mortgage Loan” means the “Mortgage Loan” as such term is defined in the Capmark Intercreditor Agreement.
     “Capmark Mortgage Loan Documents” means the “Mortgage Loan Documents” as such term is defined in the Capmark Intercreditor Agreement.
     “Capmark Restricted Accounts” means the Accounts in which Capmark holds a security interest pursuant to the Capmark Debt Documents, which Accounts are described on Schedule 1.1(b) attached hereto.
     “Capmark Security Interest” means Capmark’s security interest in certain assets of the Borrower, the rights pertaining to and priorities of which are as specified in the Capmark Intercreditor Agreement.
     “Cash Collateral Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
     “Cash Cost of Self-Insured Professional and General Liability” means the total cash expenditures associated with professional and general liability related settlements, legal fees and administration costs for all facilities owned or leased by the Borrower. For purposes of measuring the Cash Cost of Self-Insured Professional and General Liability for individual facilities or groups of facilities, these amounts shall be allocated on the basis of licensed beds of the facility or group of facilities in relation to the total number of licensed beds for all facilities owned or leased by the Borrower.
     “CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
     “Certificates” shall have the meaning ascribed to such term in Section 5.2 hereof.
     “CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

     “Closing Date” means August 10, 2007.
     “Closing Fee” shall have the meaning ascribed to such term in Section 2.16 hereof.
     “CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.
     “Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.
     “Commercial Blocked Account Agreement” means Lender’s standard blocked account agreement signed by the Borrower relating to the Commercial Blocked Account, to which payments on all Accounts, other than Government Accounts, are to be forwarded.
     “Commercial Leases” means the collective reference to all Leases other than admission agreements or residency agreements.
     “Commitments” means, collectively, the Revolving Loan Commitment and the Term Loan Commitment.
     “Compliance Certificate” shall have the meaning ascribed to such term in Section 8.1(c) hereof.
     “CON” shall have the meaning ascribed to such term in Section 10.2 hereof.
     “Credit Party” means each Borrower, the Guarantor, and each other Person that is or becomes primarily or secondarily liable for the Liabilities, whether as a principal, surety, guarantor, endorser or otherwise.
     “Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Commitments shall terminate pursuant to Section 11.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and the Lender.
     “Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.
     “Default Rate” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
     “Demand Deposit Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
     “Deposit Accounts” means any deposit, securities, operating, lockbox, blocked or cash collateral account (including, without limitation, the Cash Collateral Account, the Demand Deposit Account, and the Commercial Blocked Account), together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.
     “Diversicare Parties” shall mean the “Diversicare Parties” as such term is defined in the Acquisition Agreement.

     “Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and the Assistant Secretary of the Borrower.
     “EBITDA” means with respect to the Borrower, for any period of determination, the net earnings of the Borrower before nonrecurring items (in accordance with GAAP and as reasonably agreed to by the Lender), interest, taxes, depreciation, and amortization (including amortized transaction expense), all as determined in accordance with GAAP, consistently applied.
     “EBITDAR” means with respect to the Borrower, for any period of determination, the sum of the net earnings of the consolidated Borrower before nonrecurring items (in accordance with GAAP and as reasonably agreed to by the Lender), cash interest, taxes, depreciation, amortization and rent, all as determined in accordance with GAAP, consistently applied.
     “Eligible Accounts” means an Account owing to the Borrower which meets each of the following requirements, as determined by the Lender in its sole and absolute discretion:
          (a) Accounts which do not remain unpaid more than ninety (90) calendar days from the invoice date;
          (b) is to be paid pursuant to either a Medicaid Provider Agreement or a Medicare Provider Agreement, or is a liability of an Account Debtor which is (i) a commercial insurance company (or managed care company) acceptable to the Lender in its reasonable determination, organized under the laws of any jurisdiction in the United States and having its principal office in the United States, or (ii) any other institutional Account Debtor acceptable to the Lender, including health maintenance organizations, unions, or any other type of Account Debtor, not included in the categories of Account Debtors listed in the foregoing clause (i), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, in either case, in which such obligor agrees to pay the Borrower for the applicable services rendered or performed or, if applicable, goods sold;
          (c) the Account Debtor of which has received notice to forward payment to either the Commercial Blocked Account and/or the Government Blocked Account, as applicable;
          (d) those Accounts of Borrower as to which the Lender has a first priority perfected Lien and that comply with all of the representations and warranties made to the Lender under this Agreement and the Financing Agreements;
          (e) to the extent such Account does not include any contingent payments;
          (f) to the extent such Account does not include late charges or finance charges, and is net of any contractual discount and/or Medicare/Medicaid fee schedule adjustments; and
          (g) which complies with such other terms and conditions as may be specified from time to time by the Lender in its reasonable discretion;
provided, however, the following Accounts of the Borrower are not Eligible Accounts:

          (i) Accounts to be paid pursuant to a Medicare Provider Agreement or Private Insurance/Managed Care Accounts, or any other otherwise Eligible Account, which, in either case, remain unpaid more than ninety (90) calendar days from the billing date; (ii) all Private Pay Accounts; (iii) Accounts with respect to which the Account Debtor is a director, officer, employee, equityholder, or Affiliate of the Borrower; (iv) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless such Account Debtor deposits all payments arising under the Government Accounts to the Government Blocked Account in accordance with the terms of the Government Blocked Account Agreement; (v) Accounts with respect to which the Account Debtor is not subject to service of process within the continental United States of America; (vi) Accounts known by Borrower (whether actual or constructive knowledge) to be in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or the Borrower or the Lender has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount); (vii) Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Lender in the exercise of its reasonable discretion; (viii) Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder; (ix) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (x) Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval; (xi) Accounts which arise out of services or, if applicable, sales not made in the ordinary course of the Borrower’s business; (xii) Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect; (xiii) Accounts with respect to which Borrower is or may become liable to the Account Debtor for services rendered, or if applicable, goods sold, by the Account Debtor to Borrower, to the extent of Borrower’s existing or potential liability to such Account Debtor; (xiv) Medicaid pending Accounts; and (xv) the Capmark Restricted Accounts.
     provided, further, an Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements for eligibility, shall forthwith cease to be an Eligible Account, and further, with respect to any Account, if the Lender at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.
     “Environmental Laws” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.
     “Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.
     “Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.
     “ERISA Affiliate” means any corporation, trade or business, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.
     “Event of Default” shall have the meaning ascribed to such term in Section 11.1 hereof.
     “Excess Cash Flow” means, for any period, the excess of (a) Adjusted EBITDA for such period minus (b) the sum for such period of (1) scheduled principal and interest paid, (2) current income tax expense without regard to the provision or benefit for deferred income taxes, (3) Capital Expenditures, and (4) the Required Dividends and Redemption Amounts.
     “Facility” or “Facilities” shall mean any one or more of the skilled nursing homes, assisted living facilities, retirement homes, rehabilitation centers, or senior adult care homes or facilities located on the Property and owned or operated by the Borrower in connection with their business. Set forth on Schedule 1.1(a) is a list of all Facilities in existence on the Closing Date owned or operated by the Borrower, including those Facilities acquired in the Acquisition.
     “Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes,

guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, the Revolving Credit Note, the Term Loan Note, any Subordination Agreement, the Intercreditor Agreement, the Guaranty, the Governmental Lockbox Agreement, the Commercial Blocked Account Agreement, any Hedging Agreement, the Certificates and the Master Letter of Credit Agreement), in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Affiliate, or any other Person, and delivered to or in favor of the Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
     “Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
     “Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.
     “Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted EBITDAR for the period of 12 consecutive months then ended, to (b) the sum of (i) rent expense of Borrower that has been paid during such period, (ii) interest expense of Borrower that has been paid during such period (including, without limitation, interest attributable to issued and outstanding Letters of Credit), (iii) regularly scheduled principal payments of Borrower to be made during such period, (iv) Net Capital Expenditures and (v) the aggregate amount of any and all distributions and advances to the Affiliates of the Borrower.
     “Fixed Charges” means, for any period, the sum of (a) cash interest expense for such period, plus (b) payments of principal with respect to all Indebtedness for borrowed money (including, without limitation, permitted payments of interest on the Capmark Mortgage Loan and any Subordinated Debt) and Capitalized Lease Obligations scheduled or otherwise required to be paid during such period, all as determined in accordance with GAAP, consistently applied.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.
     “General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by the Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, trade names, trademarks and all goodwill symbolized thereby and relating thereto, trade styles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.
     “Governing Documents” shall have the meaning ascribed to such term in Section 9.14 hereof.
     “Government Accounts” means Accounts on which any federal or state governmental unit or any intermediary for any federal or state governmental unit is the Account Debtor.
     “Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to operate the Locations.
     “Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.
     “Government Blocked Account” shall have the meaning ascribed to such term in Section 4.4 hereof.
     “Government Blocked Account Agreement” means the blocked account agreement signed by the Borrower relating to the Government Blocked Account, to which payments on all Government Accounts are to be forwarded.
     “Guarantor” means Parent in its capacity as the guarantor pursuant to the Guaranty.
     “Guaranty” means that certain Guaranty of even date herewith by Guarantor in favor of the Lender, as the same may be amended, restated, reaffirmed, modified or supplemented from time to time.
     “Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.
     “Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) TRICARE; (c) HIPAA, (d) Medicare; (e)Medicaid; (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies, procedures, permits, requirements, certifications, and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical, senior housing facilities, assisted living facilities, or skilled nursing facilities; and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.
     “Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, in each case in form and substance satisfactory to the Lender, as the same may be amended or modified from time to time.
     “Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.
     “HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
     “Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations of such Person and obligations or liabilities created or arising under conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, described in clauses (a) through (h), and (i) all Hedging Obligations of such Person.
     “Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.

     “Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with the Borrower to compensate the Borrower for providing goods or services to a Patient.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Intercreditor Agreements” means, collectively, the Capmark Intercreditor Agreement and the Omega Intercreditor Agreements.
     “Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of the Borrower, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in the Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower.
     “Joint Liability Payment” shall have the meaning ascribed to such term in Section 12.21(g) hereof.
     “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction, now or hereafter in effect, and in each case as amended or supplemented from time to time.
     “L/C Fee” has the meaning ascribed to such term in Section 2.18 hereof.
     “Leased Asset Adjusted EBITDA” shall mean Adjusted EBITDA solely attributable to the Leased Assets. For purposes of determining Leased Asset Adjusted EBITDA, overhead costs of Diversicare Management Services, Co. and Parent shall be allocated on the basis of revenues of the Leased Assets in proportion to total consolidated revenues.

     “Leased Assets” shall mean those certain Leases set forth in reasonable detail on Schedule 1.1(e) hereto, plus the Facilities listed as Items 2 and 3 on Schedule 1.1(d), Negative Pledge Assets.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Parent or Borrower.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Borrower or Parent holds any Leased Real Property (including, without limitation, the Commercial Leases and Operating Leases).
     “Lender Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
     “Letter of Credit” means the “Letter of Credit” as such term is defined in the Master Letter of Credit Agreement.
     “Letter of Credit Obligations” means, at any time and without duplication, the sum of (a) the aggregate undrawn face amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all drawings under Letters of Credit for which the Lender has not at such time been reimbursed (either by the Borrower or by a Revolving Loan made by the Lender).
     “Leverage Ratio” means, on any date of determination, the ratio of (a) the outstanding principal amount of the Term Loan plus all accrued but unpaid interest thereon to (b) Adjusted Leased Asset EBITDA. For purposes of this computation, Adjusted Leased Asset EBITDA will be adjusted to annualize actual results of the Acquisition until such time as a full twelve months of Acquisition results are included in the Leverage Ratio computation.
     “Liabilities” means any and all of each of the Borrower’s liabilities, obligations and Indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, fees, costs, expenses, and/or indemnification, and obligations of performance) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all of each Borrower’s Indebtedness, liabilities and obligations to the Lender under this Agreement (whether relating to any of the Loans or otherwise) or the Financing Agreements to which Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
     “Libor Base Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Libor Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Libor Interest Period (or three (3) Business Days prior to the commencement of such Libor Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Lender in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Libor Base Rate is otherwise determined by the Lender in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Libor Interest Period. The Lender’s determination of the Libor Base Rate shall be conclusive, absent manifest error.
     “Libor Interest Period” means, with respect to a Libor Loan, a period of thirty (30) days commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Libor Interest Period shall end on (but exclude) the day which corresponds numerically to the date thirty (30) days thereafter; provided, however, that if a Libor Interest Period would otherwise end on a day that is not a Business Day, such Libor Interest Period shall end on the next succeeding Business Day; provided, further, that if such next succeeding Business Day occurs after the applicable period, such Libor Interest Period shall end on the immediately preceding Business Day.
     “Libor Loan” means a Loan which bears interest at a Libor Rate.
     “Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.
     “Licenses” shall have the meaning ascribed to such term in Section 10.2 hereof
     “Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.
     “Loan Account” shall have the meaning ascribed to such term in Section 2.5 hereof.
     “Loans” means, individually, either a Revolving Loan or the Term Loan, as applicable, and collectively, the Revolving Loans and the Term Loan, and any and all other advances made by the Lender to the Borrower pursuant to the terms of this Agreement or any other Financing Agreement.
     “Location” or “Locations” mean one or more of the healthcare or other facilities owned by the Borrower on the Property as identified on Schedule 1.1(c) hereto.
     “Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

     “Management Agreements” means, collectively, those certain Management Agreements between Diversicare Management Services Co., as Manager, and each Borrower that is the owner or operator of a Facility, for the operation and management of the Facilities.
     “Master Lease” shall mean the “Master Lease” as such term is defined in the Acquisition Agreement.
     “Master Letter of Credit Agreement” shall have the meaning ascribed to such term in Section 2.1B hereto.
     “Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, any of the following: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the rights and remedies of the Lender under any Financing Agreement or the ability of the Credit Parties, taken as a whole, to perform their payment or other obligations under any Financing Agreement to which they are parties, (c) a material adverse change in, or a material adverse effect upon, the legality, validity or enforceability of any Financing Agreement, (d) a material adverse change in, or a material adverse effect upon, the existence, perfection or priority of any security interest granted in any Financing Agreement or the value of any material Collateral not resulting from any action or inaction by the Lender, (e) the termination of Borrower’s continued participation in a Medicare or Medicaid reimbursement program, which individually or in the aggregate, could reasonably be expected to result in a material adverse change or a material adverse effect described in the immediately preceding clauses (a) through (d) above, or (f) any other liability of the Credit Parties, or any one or more of them, in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate as a result the final adjudication of one or more violations of any Healthcare Law which remains unpaid for a period of thirty (30) days, unless such liability is being contested or appealed by appropriate proceedings and Borrower has established appropriate reserves adequate for payment in the event such appeal or contest is ultimately unsuccessful, provided further that in the event such contest or appeal is ultimately unsuccessful, the Borrower shall pay the assessment no later than the deadline set forth by the applicable agency.
     “Maximum Facility” means (a) at any time on the Closing Date until February 10, 2008, an amount equal to Thirty Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000.00), and (b) at any time after February 10, 2008, an amount equal Thirty One Million Five Hundred Thousand and No/100 Dollars ($31,500,000.00).
     “Maximum Revolving Facility” means, (a) at any time on the Closing Date until February 10, 2008, an amount equal to Twenty One Million and No/100 Dollars ($21,000,000.00), and (b) at any time after February 10, 2008, an amount equal to Fifteen Million and No/100 Dollars ($15,000,000.00).

     “Medicaid Certification” means, with respect to Borrower, certification by the Medicaid program in each state in which the Borrower conducts business which is under or affected by the Medicaid Regulations that the Borrower complies with all of the applicable requirements for participation set forth in the Medicaid Regulations.
     “Medicaid Provider Agreement” means an agreement entered into with the Medicaid program in each state in which the Borrower conducts business which is under or affected by the Medicaid Regulations under which such state Medicaid program agrees to pay for covered services provided by the Borrower to Medicaid beneficiaries in accordance with the terms of such agreement and the Medicaid Regulations.
     “Medicaid Regulations” or “Medicaid” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
     “Medical Services” means medical and health care services provided to a Patient by any Borrower, including, but not limited to, medically necessary health care services provided to a Patient and performed by a Borrower which are covered by a policy of insurance issued by an Insurer, and including, but not limited to, physician services, nurse and therapist services, dental services, skilled nursing facility services, rehabilitation services, home health care services, behavioral health services, hospice services, medical equipment and pharmaceuticals.
     “Medicare Certification” means certification of CMS or a state agency or entity under contract with CMS that the Borrower complies with all of the applicable requirements for participation set forth in the Medicare Regulations.
     “Medicare Provider Agreement” means an agreement entered into with CMS or a state agency under contract with CMS under which CMS agrees to pay for covered services provided by the Borrower to Medicare beneficiaries in accordance with the terms of such agreement and the Medicare Regulations.
     “Medicare Regulations” or “Medicare” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
     “Morris Memorial” shall have the meaning ascribed to such term in Section 9.4 hereof.
     “Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

     “Negative Pledge Assets” means those certain assets set forth on Schedule 1.1.(d) hereto.
     “Net Capital Expenditures” means (a) Capital Expenditures minus (b) any financing used in connection with such expenditures.
     “Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by Borrower from or in respect of such transaction or event (including cash proceeds subsequently received (as and when received) in respect of any non-cash consideration of such transaction initially received), less: (a) any out-of-pocket expenses paid to a Person that are reasonably incurred by Borrower in connection therewith and (b) in the case of an asset disposition, reasonable selling expenses (including reasonable broker’s fees or commissions, reasonable legal fees, transfer and similar taxes), the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such asset disposition, any taxes paid or reasonably estimated by the Borrower to be payable by such Person in respect of such asset disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds), and amounts provided as a reserve, if any, in accordance with GAAP, against liabilities under any indemnification obligations or purchase price adjustment associated with such asset disposition (provided that, to the extent and at the time such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds).
     “Notes” means, individually, either the Revolving Credit Note or the Term Loan Note, as applicable, and collectively, the Revolving Credit Note and the Term Loan Note.
     “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders.
     “Omega” means Omega Healthcare Investors, Inc., a Maryland corporation.
     “Omega Debt Documents” means, collectively, the Omega Master Lease Agreement, the Omega Senior Leases and the security agreements, pledges, documents, instruments and agreements executed in connection therewith, in each case as the same may be amended or modified in conformity with Section 9.16 of this Agreement.
     “Omega-Florida Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement of even date herewith by and among Emerald-Cedar Hills, Inc., a Florida corporation, Emerald-Golfview, Inc., a Florida corporation, Emerald Southern Pines, Inc., a Florida corporation, Florida Lessor-Emerald, Inc., a Florida corporation, and their respective permitted successors and assigns, each in its capacity as a lessor under the applicable Omega Senior Leases, the Borrower, Omega and Lender.
     “Omega Intercreditor Agreements” means, collectively, the Omega-Sterling Intercreditor Agreement and the Omega-Florida Intercreditor Agreement.

     “Omega Letter of Credit” means that certain letter of credit issued by the Lender to Omega or its designee on terms and conditions satisfactory to the Lender in its sole and absolute discretion.
     “Omega Master Lease Agreement” means that certain Consolidated, Amended and Restated Master Lease dated as of November 8, 2000, by and between Diversicare Leasing Corp., a Tennessee corporation (“DLC”) and Sterling Acquisition Corp., a Kentucky corporation, as amended by that certain (a) First Amendment to Consolidated, Amended and Restated Master Lease dated as of September 30, 2001, by and between DLC and Omega, (b) Second Amendment to Consolidated, Amended and Restated Master Lease dated as of June 15, 2005, by and between DLC and Omega, (c) Third Amendment to Consolidated, Amended and Restated Master Lease dated as of October 20, 2006, by and between DLC and Omega, but effective as of October 1, 2006, (d) Fourth Amendment to Consolidated, Amended and Restated Master Lease dated as of April 1, 2007, by and between DLC and Omega and (e) that certain Fifth Amendment to Consolidated, Amended and Restated Master Lease dated as of August 10, 2007, by and between DLC and Omega.
     “Omega Security Interests” means the security interests of Omega and the Omega Senior Lessors in certain assets of the Borrower, the rights pertaining to and priorities of which are as specified in the Omega Intercreditor Agreements.
     “Omega Senior Leases” means the Commercial Leases described on Schedule 1.1(e) attached hereto.
     “Omega Senior Lessors” means, collectively, Sterling Acquisition Corp., a Kentucky corporation, Emerald-Cedar Hills, Inc., a Florida corporation, Emerald-Golfview, Inc., a Florida corporation, Emerald Southern Pines, Inc., a Florida corporation, Florida Lessor-Emerald, Inc., a Florida corporation, and their respective permitted successors and assigns, each in its capacity as a lessor under the Omega Senior Leases.
     “Omega-Sterling Increditor Agreement” means that certain Subordination and Intercreditor Agreement of even date herewith by and among the Borrower, Lender and Sterling Acquisition Corp., a Kentucky corporation, in its capacity as a lessor under the applicable Omega Senior Leases.
     “Operating Lease” means the collective reference to all Commercial Leases between the Borrower and the Operators, respectively, pursuant to which the Operators lease and operate each Location.
     “Operators” or “Operator” means the respective operators of the Locations, all of which are licensed under all applicable Healthcare Laws.
     “Parent” shall have the meaning ascribed to such term in the Recitals hereof.
     “Patient” means any Person receiving Medical Services from the Operators and all Persons legally liable to pay the Operators for such Medical Services other than Insurers or Governmental Authorities.

     “Patriot Act” shall have the meaning ascribed to such term in Section 8.16 hereof.
     “PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Pledge Agreements” means that certain (a) Pledge Agreement of even date herewith made by Parent in favor of the Lender (b) Pledge Agreement of even date herewith made by Diversicare Management Services Co., a Tennessee corporation, in favor of the Lender, (c) Pledge Agreement of even date herewith made by Advocat Finance, Inc., a Delaware corporation, in favor of the Lender, (d) Pledge Agreement of even date herewith made by Diversicare Leasing Corp., a Tennessee corporation, in favor of the Lender, (e) Pledge Agreement of even date herewith made by Diversicare Assisted Living Services, Inc., a Tennessee corporation, in favor of the Lender and (f) Pledge Agreement of even date herewith made by Diversicare Assisted Living Services NC, LLC, a Tennessee limited liability company, in favor of the Lender, each of the foregoing in form and substance reasonable satisfactory to the Lender, as the same may be modified, supplemented or amended from time to time in accordance with the terms hereof.
     “Pledgor” means the “Pledgor” as such term is respectively defined in each Pledge Agreement.
     “Possession Date” means the “Possession Date” as such term is defined in the Capmark Intercreditor Agreement.
     “Preferred Stock” means the 5,000 shares of Series C Preferred Stock of Parent issued to Omega pursuant to that certain Restructuring Stock Issuance and Subscription Agreement dated October 20, 2006.
     “Preferred Stock Certificate of Designation” means that certain Certificate of Designation of the Preferred Stock dated October 20, 2006, as in effect as of the date hereof.
     “Private Insurance/Managed Care Account” means Accounts owing from insurance companies or managed care companies to a Person for services provided or rendered by the Borrower to a Person where the Person has assigned the right to the Account to the Borrower.
     “Private Insurance/Managed Care Contracts” means contracts and agreements between the Borrower (or an Affiliate thereof) and insurance companies and/or managed care companies pursuant to which the Borrower has the right to make a claim for and receive payment for services rendered or furnished to a Person that is an intended beneficiary of such contract or agreement.
     “Private Pay Accounts” means Accounts owing directly from an individual for services provided or rendered by the Borrower to such individual.
     “Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.
     “Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower.
     “Rate Option” means the Libor Rate or the Base Rate.
     “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
     “Released Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
     “Releasing Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
     “Required Dividends and Redemption Amounts” means (i) any amounts required to be paid as dividends on, or for the redemption (upon the option of the holder or, with Lender’s prior consent, the option of Parent) of, the 5,000 shares of Series C Preferred Stock of Parent issued to Omega pursuant to the Restructuring Stock Issuance and Subscription Agreement and the Preferred Stock Certificate of Designation and (ii) the amounts required to be included in Base Rent paid under the Omega Master Lease Agreement representing payments for the replacement of preferred stock previously owned by Omega with said Series C Preferred Stock pursuant to said Restructuring Stock Issuance and Subscription Agreement, which amounts are not included in rent expense in the income statement of the Credit Parties.
     “Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
     “Restricted Agreements” means, collectively, each Management Agreement, Acquisition Document, Capmark Debt Document, Omega Debt Document, Trust Loan Document, Commercial Lease, agreement, document or instrument entered into in connection with (directly or indirectly) the Cash Management Program, the Restructuring Stock Issuance and Subscription Agreement, the Preferred Stock Certificate of Designation, any other agreement, document or instrument between or among the Credit Parties and any agreement, document or instrument pertaining to (directly or indirectly) any of the foregoing.
     “Restrictions” shall have the meaning ascribed to such term in Section 10.3 hereof.
     “Restructuring Stock Issuance and Subscription Agreement” means that certain Restructuring Stock Issuance and Subscription Agreement dated October 20, 2006, by and between Parent and Omega, as in effect as of the date hereof.

     “Revolving Credit Note” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Revolving Loan Borrower” means, individually and collectively, those certain Persons set forth on Schedule 1 hereto.
     “Revolving Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Revolving Loans” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Rose Terrace Acquired Assets” means those certain assets acquired in the Rose Terrace Acquisition, which shall be owned by Omega after the Rose Terrace Acquisition.
     “Rose Terrace Acquisition” means the acquisition of the Rose Terrace Assets for a purchase price of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00).
     “Rose Terrace Lease” means the Borrower’s lease of the Rose Terrace Acquired Assets from Omega pursuant to an amendment to the Omega Master Lease Agreement.
     “Sale Order” means that certain final order of the Bankruptcy Court pursuant to which the Transactions are indefeasibly approved.
     “Schedule of Accounts” means an aged trial balance and reconciliation to the Borrowing Base in form and substance reasonably satisfactory to the Lender (which may at the Lender’s discretion include copies of original invoices) listing the Accounts of the Borrower, certified on behalf of the Borrower by a Duly Authorized Officer, to be delivered on a monthly basis to the Lender by the Borrower pursuant to Section 8.1(d) hereof.
     “Service Fee” shall have the meaning ascribed to such term in Section 8.9 hereof.
     “SMS Parties” shall mean the “SMS Parties” as such term is defined in the Acquisition Agreement.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability, but shall not include incurred but not reported professional liability claims.

     “Stated Maturity Date” means (i) with respect to the Revolving Loans, August 10, 2010 and (ii) with respect to the Term Loan, August 10, 2012.
     “Stock” shall mean all certificated and uncertificated shares, options, warrants, general or limited partnership interests, membership interests or units, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
     “Subleases” shall mean the “Subleases” as such term is defined in the Acquisition Agreement.
     “Subordinated Debt” means any and all Indebtedness owing by the Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Lender in its sole and absolute discretion.
     “Subordination Agreement” means, collectively, those certain subordination agreements that have been and may in the future be entered into from time to time by holders of Subordinated Debt and the Lender, each in form and substance satisfactory to the Lender in its sole and absolute discretion, each as the same may be modified, supplemented, amended or restated from time to time.
     “Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner, managing member or manager or may exercise the powers of a general partner, managing member or manager.
     “Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.
     “Tenant” means any tenant, resident or occupant under any Lease.
     “Term Loan” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “Term Loan Borrower” means, individually and collectively, those certain Persons set forth on Schedule 1.1(f) hereto.

     “Term Loan Commitment” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “Term Loan Note” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “Transactions” shall have the meaning set forth in the Recitals hereto.
     “Transfer” shall have the meaning set forth in the Recitals hereto.
     “TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.
     “Trust Collection Services Agreement” means that certain Collection Services Agreement dated August 10, 2007, by and between Diversicare Management Services Co., a Tennessee corporation, and the Trustee.
     “Trustee” means Bridge Associates, LLC, as trustee for the SMSA Creditors Trust.
     “Trust Loan” means the “Loan” as such term is defined in the Trust Loan Agreement.
     “Trust Loan Agreement” means that certain Loan and Security Agreement dated August 10, 2007, by and among Diversicare Leasing Corp., a Tennessee corporation, and the Trustee.
     “Trust Loan Documents” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, the Trust Loan Agreement, Trust Note and Trust Collection Services Agreement), in each case evidencing, securing or relating to the Trust Loan or any Indebtedness pertaining thereto, whether heretofore, now, or hereafter executed by or on behalf of the Trustee, any Affiliate, or any other Person, and delivered to or in favor of the Borrower, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
     “Trust Note” means the “Note” as such term is defined in the Trust Loan Agreement.
     “Undrawn Revolving Loan Amount” means, as of any date of determination, an amount equal to (1) the Revolving Loan Commitments minus (2) the aggregate principal amount of the outstanding Revolving Loans as of such date of determination.
     “Uniform Commercial Code” or “UCC” or “Code” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of Illinois; provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform

Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.
          1.2 Interpretation.
                         (1) All accounting terms used in this Agreement or the other Financing Agreements shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Financing Agreements shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Unless otherwise specified, references in this Agreement or any of the attachments hereto or appendices hereof to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all annexes, exhibits and schedules attached hereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such annex, exhibit or schedule.
                         (2) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Financing Agreements) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Financing Agreement refers to the knowledge (or an analogous phrase) of Borrower, except as otherwise expressly provided for herein, such words are intended to signify that a Duly Authorized Officer of Borrower has actual knowledge or awareness of a particular fact or circumstance or that a prudent individual in the position of such Duly Authorized Officer of Borrower, would reasonably be expected to have known or been aware of such fact or circumstance in the course of performing his or her duties.
     2. COMMITMENTS; INTEREST; FEES.
          2.1 Revolving Loans. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the

          Lender agrees to make revolving loans (such loans are collectively called “Revolving Loans” and individually called a “Revolving Loan”) to the Revolving Loan Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of such advances outstanding at any time to the Revolving Loan Borrower do not exceed the lesser of: (i) the Maximum Revolving Facility at such time minus any reserves established by the Lender pursuant to Section 2.1(b) hereof and (ii) the Borrowing Base at such time minus any reserves established by the Lender pursuant to Section 2.1(b) hereof. The Revolving Loan Borrower shall have the right to repay and reborrow any of the Revolving Loans without premium or penalty (subject to Section 3.4 hereof); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Section 5.1 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such Reborrowing Date. The Lender’s commitment hereunder to make Revolving Loans is hereinafter called the “Revolving Loan Commitment.” The payment obligations of the Revolving Loan Borrower to the Lender hereunder are and shall be joint and several as provided in Section 12.21 hereof. For the avoidance of doubt, on February ___, 2008 (1) the Maximum Revolving Facility shall be reduced to Fifteen Million and No/100 Dollars ($15,000,000.00) and (2) the outstanding principal amount of all Revolving Loans in excess of $15,000,000.00 shall be immediately due and payable.
                         (1) Each advance to the Revolving Loan Borrower under this Section 2.1 shall be in integral multiples of Ten Thousand Dollars ($10,000) and shall, on the day of such advance, be deposited, in immediately available funds, in the Revolving Loan Borrower’s demand deposit account with the Lender, or in such other account as the Borrower Agent may, from time to time, designate in writing with the Lender’s approval.
                         (2) The Borrower acknowledges and agrees that the Lender may from time to time (i) upon five (5) calendar days notice, increase or decrease the advance rates with respect to Eligible Accounts in the Lender’s reasonable discretion (provided, prior to a Default, the Lender will not reduce any such advance rate by more than ten percent (10%), but after the occurrence and during the period of any Default, the Lender may reduce any such advance rate in any amount in its reasonable discretion), and/or (ii) establish reserves against the Borrowing Base, the Eligible Accounts in the Lender’s reasonable discretion.
                         (3) The Revolving Loans shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Note”), duly executed and delivered by the Revolving Loan Borrower, substantially in the form set forth in Exhibit A attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of the Maximum Revolving Facility. THE PROVISIONS OF THE REVOLVING CREDIT NOTE NOTWITHSTANDING, THE REVOLVING LOANS THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 11.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

                         (4) Accrued interest on the Revolving Loans shall be due and payable and shall be made by the Revolving Loan Borrower to the Lender in accordance with Section 2.7 hereof. Monthly interest payments on the Revolving Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.
          2.1(B) Letters of Credit.
                    Subject to the terms and conditions of this Agreement and upon (i) the execution by Parent, the Borrower and the Lender of a Master Letter of Credit Agreement in form and substance acceptable to the Lender (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Lender, in its sole and absolute discretion, of a Letter of Credit Application, the Lender agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Lender and otherwise in form and substance acceptable to the Lender, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed, in the aggregate at any time, either (A) an undrawn face amount for Letters of Credit at any time outstanding equal to the Borrowing Base (minus any reserves established by the Lender pursuant to Section 2.1(c) hereof) minus the outstanding aggregate principal amount of the Revolving Loans (minus all Letter of Credit Obligations), or (B) Ten Million and No/100 Dollars ($10,000,000.00); provided further, the expiration date on any Letter of Credit will not be more than one (1) year from the date of issuance for such Letter of Credit and not later than the date that is five (5) Business Days prior to the Credit Termination Date. The amount of any payments made by the Lender with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Lender upon the earlier of (1) the Lender’s demand for repayment, or (2) five (5) days from the date of such payment to such beneficiary by the Lender, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Lender to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Lender, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Base Rate Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.
                    The Lender will, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment by the beneficiary under any Letter of Credit issued by the Lender to ascertain that the same appear on their face to be in conformity with the terms and conditions of such Letter of Credit. If, after examination, the Lender has determined that a demand for payment under such Letter of Credit does not conform to the terms and conditions of such Letter of Credit, then the Lender will, as soon as reasonably practicable, give notice to the beneficiary to the effect that negotiation was not in accordance with the terms and conditions of such Letter of Credit, stating the reasons therefor and that the relevant document is being held at the disposal of such beneficiary or is being returned to such beneficiary, as the Lender may elect. The beneficiary may attempt to correct any such nonconforming demand for payment under such Letter of Credit if, and to the extent that, such beneficiary is entitled (without regard to the provisions of this sentence) and able to do so. If the Lender determines that a demand for payment under such Letter of Credit conforms to the terms and conditions of such Letter of Credit, then the Lender will make payment to the beneficiary in accordance with the terms of such Letter of Credit. The Lender has the right to require the beneficiary to surrender such Letter of Credit to Lender on the stated expiration date of such Letter of Credit.
                    As between the Borrower and the Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications, the Lender will not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; provided, however, that the Lender will examine such documents to insure conformity thereof with any demand for payment; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, except to the extent arising out of the Lender’s willful misconduct; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, except to the extent arising out of the Lender’s gross negligence or willful misconduct; (vi) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) for any consequences arising from causes beyond the control of the Lender, including, without limitation, any acts by governmental authorities. In furtherance of the foregoing, and without limiting the generality thereof, the Borrower agrees to and shall indemnify and hold harmless the Lender (and each of its directors, stockholders, officers, employees, agents, and affiliates) from and against each and every claim, loss, cost, expense and liability which might arise against the Lender (or any such other Person) arising out of or in connection with any Letter of Credit or otherwise by reason of any transfer, sale, delivery, surrender or endorsement of any bill of lading, warehouse receipt or other document held by the Lender or for its account, except solely to the extent arising out of the Lender’s gross negligence or willful misconduct. None of the above affects, impairs or prevents the vesting of any of the Lender’s rights or powers under this Agreement or the Borrower’s obligation to make reimbursement.
          2.2 Term Loan. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the Lender shall, immediately following the execution of this Agreement by the Borrower and the Lender, extend in one (1) advance a term loan (the “Term Loan”) to the Term Loan Borrower in an aggregate principal amount equal to Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00). The principal balance of the Term Loan shall be amortized over ten (10) years and shall be repaid in consecutive equal monthly installments of One Hundred Thirty Seven Thousand Five Hundred and No/100 Dollars ($137,500.00), together with interest accrued thereon, each payable on the first day of each calendar month, commencing on the first day of the first month immediately following the Closing Date, and otherwise in accordance with Section 2.7 hereof, with a final installment of the aggregate unpaid principal balance of the Term Loan, together with interest accrued thereon, payable on the Credit Termination Date. Monthly interest payments on the Term Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loan. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Lender’s commitment hereunder to make the Term Loan is hereinafter called the “Term Loan Commitment.” Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to Lender by the Term Loan Borrower. The payment obligations of the Term Loan Borrower to the Lender hereunder are and shall be joint and several as provided in Section 12.21 hereof.
          The Term Loan shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Term Loan Note”), duly executed and delivered by the Term Loan Borrower, substantially in the form set forth in Exhibit B attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00). THE PROVISIONS OF THE TERM LOAN NOTE NOTWITHSTANDING, THE TERM LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 11.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
          2.3 Reduction of Revolving Loan Commitment by the Revolving Loan Borrower. The Revolving Loan Borrower may from time to time, on at least five (5) Business Days’ prior written notice received by the Lender, permanently reduce the amount of the Revolving Loan Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount of the Revolving Credit Note exceeds the then reduced amount of the Revolving Loan Commitment.
          2.4 Principal Balance of Liabilities Not to Exceed the Maximum Facility. The sum of the aggregate outstanding principal balance of the Loans to the Borrower made under this Agreement shall not, at any time, exceed the Maximum Facility. The Borrower agrees that if at any time any such excess shall arise, the Borrower shall immediately pay to the Lender such amount as may be necessary to eliminate such excess.
          2.5 The Borrower’s Loan Account. The Lender shall maintain a loan account (the “Loan Account”) on its books for the Borrower in which shall be recorded (a) all Loans made by the Lender to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on all such Loans, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under any of the Notes to repay the outstanding principal amount of any of the Loans together with all interest accruing thereon.
          2.6 Statements. All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Lender shall have rendered to the Borrower Agent written statements of account as provided herein, the balance in the Loan Account, as set forth on the Lender’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lender by the Borrower. From time to time the Lender shall render to the Borrower Agent a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.
          2.7 Interest. The Borrower agrees to pay to the Lender interest on the daily outstanding principal balance of (i) the Base Rate Loans at the Base Rate from time to time in effect, and (ii) the Libor Loans at the Libor Rate; provided, however, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, the Borrower agrees to pay to the Lender interest on the outstanding principal balance of the Loans at the per annum rate of three percent (3%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”).
                         (1) Accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity, commencing with the first day of the calendar month after the initial disbursement of such loan. Accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Monthly interest payments on the Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loans. Upon maturity, the outstanding principal balance of all Loans shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. If any payment of principal of, or interest on, any of the Notes falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.
          2.8 Method for Making Payments. All payments that the Borrower is required to make to the Lender under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 1:00 p.m. (Chicago time) on the date of payment at the Lender’s office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Lender directs in writing from time to time, or, in the Lender’s sole and absolute discretion after the occurrence and during the continuance of any Default, by appropriate debits to the Loan Account. Borrower hereby irrevocably authorizes and instructs Lender after the occurrence and during the continuance of any Default to direct debit any of

Borrower’s operating accounts with Lender for all principal, interest, fees and expenses due hereunder with respect to the Loans and the other Liabilities. Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day.
          2.9 Term of this Agreement. The Borrower shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.10 hereof; provided, however, that (a) all of the Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities under this Agreement and the other Financing Agreements have been indefeasibly paid in full. In addition, the Liabilities may be accelerated as set forth in Section 11.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities hereunder shall have been indefeasibly paid and satisfied, the Lender shall be entitled to retain its Liens in and to all existing and future Collateral and the Borrower shall continue to remit collections of Accounts of the Borrower and proceeds as provided herein.
          2.10 Optional Prepayment of Loans.
                         (1) Borrower may, at its option, permanently prepay, without penalty or premium (other than as specified in Section 3.4 hereof), at any time during the term of this Agreement all or any portion of any of the Revolving Loans.
                         (2) Borrower may, at its option, permanently prepay, without penalty or premium (other than as specified in Section 3.4 hereof) at any time during the term of this Agreement all or any portion of the Term Loan, subject to the following conditions: (a) not less than three (3) days prior to the date upon which Borrower desires to make such prepayment, Borrower Agent shall deliver to the Lender a written notice of its intention to prepay all or such portion of the Term Loan which notice shall be irrevocable and state the amount of the prepayment and the prepayment date, and (b) the amount of any such prepayment will be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000), and (c) Borrower shall, on a joint and several basis, pay to the Lender, concurrently with such payment, any amounts charged in accordance with Section 3.4 hereof. Prepayments of the Term Loan shall be applied against installments payable under the Term Note in the inverse order of maturity.
          2.11 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Lender either be refunded to the Borrowers or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrowers hereunder exceed the maximum rate allowed by applicable Laws, and Borrowers shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.

          2.12 Method of Selecting Rate Options; Additional Provisions Regarding Libor Loans. Except as otherwise expressly provided for herein, the Term Loan shall bear interest at the Libor Rate. The Borrower may select a Libor Rate with respect to a Revolving Loan as provided in this Section 2.12; provided, however, that with respect to each and all Libor Loans made hereunder (i) the initial advance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) thereafter; and (ii) there shall not exist at any one time outstanding more than three (3) separate traunches of Libor Loans. Revolving Loans shall bear interest at the Base Rate unless the Borrower provides a Borrowing Notice to the Lender in the form of Exhibit C, signed by a Duly Authorized Officer of the Borrower, irrevocably electing that all or a portion of the Revolving Loans are to bear interest at a Libor Rate (the “Borrowing Notice”). The Borrowing Notice shall be delivered to the Lender not later than two (2) Business Days before the Borrowing Date for each Libor Loan, specifying:
                         (1) The Borrowing Date, which shall be a Business Day, of such Loan;
                         (2) The type and aggregate amount of such Loan;
                         (3) The Rate Option selected for such Loan; and
                         (4) The Libor Interest Period applicable thereto.
     Each Libor Loan shall bear interest from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan. If at the end of an Libor Interest Period for an outstanding Libor Loan, the Borrower has failed to select a new Rate Option or to pay such Libor Loan, then such Loan, if a Revolving Loan, shall be automatically converted to a Base Rate Loan on and after the last day of such Libor Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by the Borrower. An outstanding Revolving Loan that is a Base Rate Loan may be converted to a Libor Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Borrower may not select a Libor Rate for a Revolving Loan if there exists a Default or Event of Default. The Borrower shall select Libor Interest Periods with respect to Libor Loans so that such Libor Interest Period does not expire after the end of the Credit Termination Date.
          2.13 Setoff. Other than with respect to Government Accounts, Borrower agrees that Lender has all rights of setoff and banker’s liens provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Lender, or (ii) or an Event of Default shall have occurred and be continuing, then the Lender or the holder of any promissory note issued hereunder, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender or such holder.
                         (1) Without limitation of Section 2.13(a) hereof, the Borrower agrees that, upon and after the occurrence of any Event of Default, the Lender is hereby authorized, at any time and from time to time, without prior notice to the Borrower (provided, however, prior to an Event of Default the Lender shall use reasonable efforts to provide notice of any such action within a reasonable time thereafter but the Lender shall not be liable for any failure to provide such notice), (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Lender is obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Lender as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect.
                         (2) The rights of the Lender under this Section 2.13 are in addition to all other rights and remedies which the Lender may otherwise have in equity or at law.
          2.14 Termination of Commitments by the Lender. On the date on which the Commitments terminate pursuant to Section 11.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.
          2.15 Mandatory Prepayments.
                         (1) Within seventy-five (75) calendar days of the end of each Fiscal Year of Borrower, the Borrower shall make an annual prepayment of principal of the Term Loan in an amount equal to fifty percent (50%) of the Borrower’s Excess Cash Flow for the immediately preceding Fiscal Year; provided that the annual Excess Cash Flow prepayment computation for the year ending December 31, 2007, shall be for the period from the Closing Date through December 31, 2007.
                         (2) Upon receipt by Borrower of the proceeds of any sale or other disposition of any of the Negative Pledged Assets or Collateral, the Borrower shall make a prepayment of the Term Loan in an amount equal to fifty percent (50%) of the Net Cash Proceeds of such sale or disposition.
                         (3) The foregoing mandatory prepayments set forth in subsection (a) through (b) of this Section 2.15 shall be applied to outstanding installments of the Term Loan in the inverse order of maturity. Such mandatory prepayments shall not be subject to any prepayment penalty or charge. Nothing contained in this Section 2.15 shall be construed to permit the Borrower to consummate any transaction in violation of any other provision contained in this Agreement.
          2.16 Closing Fee. On the Closing Date, the Borrower shall pay to the Lender a one-time closing fee in the amount of Two Hundred Fifty Five Thousand and No/100 Dollars ($255,000.00) in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”).
          2.17 Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrower shall pay to the Lender on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.
          2.18 L/C Fees. For each Letter of Credit, the Borrower will pay to the Lender a fee (“L/C Fee”) equal to two and one-quarter percent (2.25%) per annum of the undrawn face amount of each Letter of Credit, provided, that the L/C Fee will not be less than the Lender’s standard minimum amount for such fees in effect at such time. The L/C Fee is and shall be payable monthly in arrears, on the last day of each month during which each such Letter of Credit remains outstanding. The L/C Fee will be computed on the basis of a 360 day year for the actual number of days elapsed. In addition, the Borrower will pay to the Lender all customary charges and out-of-pocket and additional expenses in connection with the issuance and administration of any Letters of Credit issued under this Agreement.
          2.19 Unused Line Fee. On or before the tenth (10th) day after the end of each calendar month beginning with the calendar month ending August 31, 2007, the Borrower shall pay to the Lender in cash a fee equal to the product of (a) one quarter of one percent (.25%) and (b) the Undrawn Revolving Loan Amount.
     3. CHANGE IN CIRCUMSTANCES.
          3.1 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of the Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,
                         (1) subjects the Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income or receipts of the Lender or any branch profits taxes), or changes the basis of taxation of payments to the Lender in respect of its Loans or other amounts due it hereunder, or
                         (2) imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or
                         (3) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining advances or reduces any amount receivable by the Lender in connection with advances, or requires the Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Lender, or
                         (4) affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Loans hereunder or of commitments of this type, then, within three (3) Business Days of demand by the Lender, the Borrower agrees to pay the Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Loans.
          3.2 Availability of Rate Options. If the Lender determines that maintenance of any of its Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, the Lender shall suspend the availability of the Libor Rate option and require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to the Borrower’s compliance with Section 3.4 hereof; or if the Lender determines that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, the Lender shall suspend the availability of the Libor Rate after the date of any such determination, or (ii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1 hereof are inapplicable, the Lender shall, at its option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) the Borrower to pay the Lender for any increased cost it may incur.
          3.3 Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts or branch profits taxes (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:
                         (1) pay directly to the relevant authority the full amount required to be so withheld or deducted;
                         (2) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
                         (3) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
          Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

          3.4 Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment or otherwise, or a Libor Loan is not made on the date specified by the Borrower, the Borrower shall indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
          3.5 Lender Statements. The Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.
          3.6 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Lender reasonably determines (which determination shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the interlender Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Lender determines that the Libor Base Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the Term Loan or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender adversely affects such Loans, then, in either case, so long as such circumstances shall continue: (i) Lender shall not be under any obligation to make, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Lender shall promptly give the Borrower written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.
          3.7 Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.
     4. ELIGIBILITY REQUIREMENTS; CASH COLLATERAL ACCOUNT; ATTORNEY-IN-FACT.
          4.1 Account Warranties; Schedule of Accounts. The amounts shown on the Schedule of Accounts and all invoices and statements delivered to the Lender with respect to any Account, are and will be actually and absolutely owing to the Borrower and are and will not be contingent for any reason. There are no set-offs, counterclaims or disputes existing or asserted with respect to any Accounts included on any Schedule of Accounts and the Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by the Borrower in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the invoice related to such Account. There are no reserves against the collection of Accounts not set forth in the applicable Schedule of Accounts or the financial statements delivered pursuant to Section 8.1 hereof and there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Schedule of Accounts, and on all contracts, invoices and statements delivered to the Lender with respect thereto.
                         (1) Verification of Accounts. The Lender shall have the right, at any time or times hereafter, in the name of the Lender or a nominee of the Lender, to verify the validity, amount or any other matter relating to any Accounts of the Borrower, by mail, telephone, facsimile or otherwise.
          4.2 Account Covenants. The Borrower shall promptly upon its learning thereof: (a) inform the Lender in writing of any delay in the Borrower’s performance of any of its obligations to any Account Debtor or of any assertion of any claims, offsets or counterclaims by any Account Debtor of the Borrower other than made in the ordinary course of business, either of which could have a Material Adverse Effect; (b) furnish to and inform the Lender of all adverse information relating to the financial condition of any Account Debtor of the Borrower which could have a Material Adverse Effect; and (c) notify the Lender in writing if any of its then existing Accounts scheduled to the Lender with respect to which the Lender has made an advance are no longer Eligible Accounts.
          4.3 Collection of Accounts and Payments. Within thirty (30) days of the Closing Date, a blocked account (the “Commercial Blocked Account”) shall have been established in the Borrower’s name with Lender, pursuant to which Lender shall have control over the Commercial Blocked Account in accordance with the Commercial Blocked Account Agreement, pursuant to which the Borrower shall direct (within forty-five (45) calendar days of the Closing Date) all Account Debtors (other than Account Debtors obligated on Government Accounts) to directly remit and to which the Borrower shall remit all payments on Accounts of the Borrower (other than Government Accounts) and in which the Borrower will immediately deposit all payments made for Inventory of the Borrower, if any, or services provided by the Borrower and all other proceeds of the Collateral in the identical form in which such payment was made, whether in cash or by check. In addition, on or prior to the Closing Date, a blocked account (the “Government Blocked Account”) shall have been established in the Borrower’s name with Lender, pursuant to which the Borrower shall have control over the Government Blocked Account in accordance with the Government Blocked Account Agreement, pursuant to which the Borrower shall direct (within forty-five (45) calendar days of the Closing Date) all Account Debtors obligated on Government Accounts to directly remit and to which the Borrower shall remit all payments on Government Accounts of the Borrower and all other proceeds of the foregoing Collateral in the identical form in which such payment was made, whether in cash or by check. All amounts deposited in the Commercial Blocked Account and the Government Blocked Account will be automatically transferred, on a daily basis, to a demand deposit account (the “Demand Deposit Account”). The Demand Deposit Account will be established in the

Borrower’s name with the Lender. Notwithstanding the foregoing, the Borrower hereby irrevocably authorizes the Lender upon the occurrence of a Default or an Event of Default to cause all amounts deposited in the Commercial Blocked Account to be automatically transferred, on a daily basis, to a concentration account at the Lender’s offices in Chicago, Illinois (the “Cash Collateral Account”) during the period of such Default or Event of Default. In addition, upon the occurrence of a Default or an Event of Default the Borrower shall transfer, on a daily basis, all amounts in the Government Blocked Account to the Cash Collateral Account during the period of such Default or Event of Default. The Borrower hereby agrees that all payments made to the Commercial Blocked Account, received in the Cash Collateral Account, or otherwise received by the Lender, whether in respect of the Accounts of the Borrower or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of the Lender (to the extent of the Liabilities). The Borrower further agrees that all payments made to the Commercial Blocked Account and the Government Blocked Account and transferred to the Cash Collateral Account will be applied on account of the Liabilities of the Borrower as follows: (a) each day’s available balance in respect of checks and other instruments received by the Lender in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois will be credited by the Lender (conditional upon final collection) to the Borrower’s Loan Account and shall reduce outstandings on the Revolving Loans two (2) Business Days’ after receipt by the Lender, and (b) all cash payments received by the Lender in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by the Lender, will be credited by the Lender to the Borrower’s Loan Account on the receipt of immediately available funds by the Lender. If during the period of such Default or Event of Default, the Borrower (or any director, officer, employee, affiliate, or agent thereof) shall receive any payment from any Account Debtor (other than an Account Debtor obligated on a Government Account), the Borrower hereby agrees that all such payments shall be the sole and exclusive property of the Lender (to the extent of the Liabilities), and the Borrower shall hold such payments in trust as the Lender’s trustee and immediately deliver said payments to the Cash Collateral Account established pursuant to this Section and shall be applied in accordance with this Section. The Borrower agrees to pay to the Lender any and all reasonable fees, costs and expenses which the Lender incurs in connection with opening and maintaining the Commercial Blocked Account, the Government Blocked Account and the Cash Collateral Account for the Borrower and depositing for collection by the Lender any check or item of payment received and/or delivered to the Lender on account of the Borrower’s Liabilities. The Borrower shall cooperate with the Lender in the identification and reconciliation on a daily basis of all amounts received in the Commercial Blocked Account and the Government Blocked Account. If more than five percent (5%) of the amount of payments on the Accounts since the date of the most recent Revolving Loan is not identified or reconciled to the satisfaction of the Lender within five (5) Business Days of receipt, the Lender shall not be obligated to make further Revolving Loans until such amount is identified or is reconciled to the sole and absolute satisfaction of the Lender. The Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at the Borrower’s expense, to make such examination and report as may be necessary to identify and reconcile such amount.
     4.4 Appointment of the Lender as the Borrower’s Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Lender, in the Borrower’s or the Lender’s name, after an

Event of Default has occurred and is continuing to do the following: (a) at any time, (i) endorse the Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Lender’s account on account of the Borrower’s Liabilities, (ii) endorse the Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account of the Borrower or any goods pertaining thereto to collect the proceeds thereof; (iii) sign the Borrower’s name on any verification of Accounts of the Borrower and notices thereof to Account Debtors (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable law to do so); (iv) take control in any manner of any item of payment on or proceeds of any Account of the Borrower and apply such item of payment or proceeds to the Liabilities, and (i) demand payment of any Accounts of the Borrower; (ii) enforce payment of Accounts of the Borrower by legal proceedings or otherwise; (iii) exercise all of the Borrower’s rights and remedies with respect to proceedings brought to collect any Account; (iv) sell or assign any Account of the Borrower upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew any Account of the Borrower; (vi) discharge and release any Account of the Borrower; (vii) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable law to do so); (viii) have access to any lock box or postal box into which the Borrower’s mail is deposited, and open and process all payments on Accounts addressed to the Borrower and deposited therein, and (ix) do all other acts and things which are necessary, in the Lender’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Lender nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of its gross negligence, willful misconduct or illegal activity. The appointment of Lender (and any of the Lender’s officers, employees or agents designated by the Lender) as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder. Notwithstanding anything to the contrary contained in this Section 4.4, any reference to “any Account of the Borrower” contained in this Section shall be deemed to exclude any Government Accounts to the extent that the failure to do so would violate applicable law. Without restricting the generality of the foregoing, after an Event of Default has occurred and is continuing, Borrower hereby appoints and constitutes the Lender its lawful attorney-in-fact with full power of substitution in the Property to use unadvanced funds remaining under the Notes or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Collateral (including any Leases pertaining to Property); and to do any and every act which the Borrower might do in its own b ehalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
          4.5 Notice to Account Debtors. Following the occurrence of a Default or Event of Default, the Lender may, in its sole discretion, at any time or times, without prior notice to the Borrower, notify any or all Account Debtors of the Borrower (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable law to do so) that the Accounts of the Borrower have been assigned to the Lender, that the Lender has a Lien therein, and that all payments upon such Accounts be made directly to the Cash Collateral Account or otherwise directly to the Lender. Notwithstanding anything to the contrary contained in this Section 4.5, any reference to “Accounts of the Borrower” contained in this Section shall be deemed to exclude any Government Accounts to the extent that the failure to do so would violate applicable law.
          4.6 Equipment Warranties. The Borrower represents and warrants that (a) the Borrower’s Equipment is not subject to any Lien whatsoever except for the Permitted Liens; and (b) each item of Equipment that is material to the operations of Borrower is in working condition and repair, ordinary wear and tear excepted, and is currently used or usable in Borrower’s business.
          4.7 Equipment Records. The Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the kind, type, age and condition of its Equipment, the Borrower’s cost therefor and accumulated depreciation thereon, and retirements, sales, or other dispositions thereof, all of which records shall be available during Borrower’s usual business hours at the request of the Lender.
     5. CONDITIONS OF LOANS.
          5.1 Conditions to all Loans. Notwithstanding any other term or provision contained in this Agreement, the making of any Loan provided for in this Agreement shall be conditioned upon the following:
                    (1) The Borrower’s Request. The Lender shall have received, (i) with respect to a request by Borrower for a Base Rate Loan, by no later than 11:00 a.m. (Chicago time) on the day on which such Loan is requested to be made hereunder, a telephonic request from any Person who the Lender reasonably believes is authorized by Borrower to make a borrowing request on behalf of Borrower, for a Loan in a specific amount, and (ii) with respect to a request by Borrower for a Libor Loan, by no later than 1:00 p.m. (Chicago time) two (2) Business Days prior to the day on which a Libor Loan is requested, the Borrowing Notice required under Section 2.12 hereof. In addition, each request for a Loan shall be accompanied or preceded by all other documents not previously delivered as required to be delivered to the Lender under Section 5.2 hereof, and a request for any Revolving Loan shall be accompanied or preceded by a borrowing base certificate from the Borrower, signed by a Duly Authorized Officer, in form and substance satisfactory to the Lender. The Lender shall have no liability to the Borrower or any other Person as a result of acting on any telephonic request that the Lender believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request on behalf of Borrower.
                    (2) Financial Condition. No Material Adverse Change (or material adverse change, as determined by the Lender in its reasonable good faith discretion, in the prospects of Borrower) shall have occurred at any time or times subsequent to the most recent request for any Loan under this Agreement.

                    (3) No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.
                    (4) Other Requirements. The Lender shall have received, in form and substance reasonably satisfactory to the Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, or which the Lender may at any time reasonably request.
                    (5) Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement (including, without limitation, those set forth in Section 7 hereof), shall be true and correct in all material respects (without duplication of materiality) as of the date the request for the Loan is made, as though made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).
          5.2 Initial Loans. The Lender’s obligation to make the initial Revolving Loans and the Term Loan hereunder is, in addition to the conditions precedent specified in Section 5.1 hereof, subject to the satisfaction of each of the following conditions precedent:
                    (1) Fees and Expenses. The Borrower shall have paid all fees owed to the Lender and reimbursed the Lender for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Lender’s counsel fees provided for in Section 12.2(a) hereof.
                    (2) Documents. The Lender shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Lender, each in form and substance reasonably satisfactory to the Lender in its sole determination:
                    (1) Financing Agreements. This Agreement, the Revolving Credit Note, the Term Loan Note, the Guaranty, each Pledge Agreement, the Intercreditor Agreements, the Subordination Agreements (if any), the Master Letter of Credit Agreement and such other Financing Agreements as the Lender may require.
                    (2) Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the Borrower, and, if required, the shareholder of the Borrower, authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein. A copy of resolutions of the Board of Directors of Parent authorizing or ratifying the execution, delivery and performance by Parent of the Guaranty and its Pledge Agreement.
                    (3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.
                    (4) Opinion of Counsel. An opinion of Harwell Howard Hyne Gabbert & Manner, the legal counsel to the Borrower and Parent, in form and substance reasonably satisfactory to Lender.
                    (5) [Intentionally Omitted]
                    (6) Financial Condition Certificate. A Financial Condition Certificate, in form and substance reasonably satisfactory to the Lender, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower.
                    (7) Governing Documents and Good Standings. Lender shall have received (i) copies, certified as correct and complete by the applicable state of organization of each Borrower and Guarantor, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership, as applicable, of each Borrower and Guarantor, with any amendments to any of the foregoing, (ii) copies, certified as correct and complete by an authorized officer, member or partner of each Borrower and Guarantor, of all other documents necessary for performance of the obligations of Borrower and Guarantor under this Agreement and the other Financing Agreements, and (iii) certificates of good standing for each Borrower and Guarantor issued by the state of organization of each Borrower and Guarantor and by each state in which each Borrower and Guarantor is doing and currently intends to do business for which qualification is required (such certificates set forth in (i) through (iii), the “Certificates”).
                    (8) AmSouth Blocked Account Agreement. The duly signed AmSouth Blocked Account Agreement.
                    (9) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Lender, naming the Borrower as debtor and the Lender as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person (including AmSouth Bank and Omega) in any of the Collateral except the Lender, and other documents as the Lender deems necessary or appropriate, shall have been filed in all jurisdictions that the Lender deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for the Borrower and each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Lender, the results of which shall be satisfactory to the Lender in its sole and absolute determination.
                    (10) Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating the Lender as an additional insured thereunder.

                    (11) Pay Off Letters. Pay Off Letters from Capmark, AmSouth Bank and Omega, each in form and substance reasonably satisfactory to Lender.
                    (12) Acquisition Documents. Correct and complete copies of the fully-executed Acquisition Documents (including all exhibits, schedules and appendices thereto).
                    (13) Capmark Debt Documents and Omega Debt Documents. Correct and complete copies of the fully-executed Capmark Debt Documents (including all exhibits, schedules and appendices thereto) and Omega Debt Documents (including all exhibits, schedules and appendices thereto).
                    (14) Bankruptcy Court Orders. A correct and complete copy of the Sale Order (including all exhibits, schedules and appendices thereto)and such final order or orders of the Bankruptcy Court indefeasibly approving the Trust Loan Documents (including all exhibits, schedules and appendices thereto).
                    (15) Trust Loan Documents. Correct and complete copies of the fully-executed Trust Loan Documents (including all exhibits, schedules and appendices thereto).
                    (16) Other. Such other documents, certificates and instruments as the Lender may reasonably request.
                    (3) Field Examinations. At the Lender’s sole option., the Lender shall have completed its field examinations of the Borrower’s books and records, assets, and operations which examinations will be satisfactory to the Lender in its sole and absolute discretion.
                    (4) Certificate. The Lender shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.
                    (5) Closing Fee. The Borrower shall have paid the Lender the Closing Fee.
                    (6) Commitment Letter. The Lender shall have delivered, performed and satisfied, in the sole discretion of the Lender, of any other items set forth in that certain commitment letter dated July ___, 2007, accepted by Guarantor on behalf of Borrower and made in favor of the Lender.
                    (7) Omega Letter of Credit. The Omega Letter of Credit shall have been issued to Omega on terms and conditions satisfactory to the Lender in its sole and absolute discretion.
                    (8) Miscellaneous. The Transactions shall have closed and funded concurrently with the transactions contemplated by this Agreement.
     6. COLLATERAL.

          6.1 Security Interest. Subject only to the Capmark Security Interests and the Omega Security Interests (the priorities with respect to each of which shall be as set forth in the Intercreditor Agreement applicable thereto), as security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, the Borrower hereby grants, pledges, conveys and transfers to the Lender a continuing security interest in and to all of the Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”), including without limitation, any such Collateral that is a part of the Acquired Assets (as defined in the Acquisition Agreement) acquired by Borrower in the Acquisition: (a) all of Borrower’s Accounts, including, without limitation, Health-Care-Insurance Receivables (as defined in the Code), but excluding Government Accounts solely to the extent Borrower is restricted from granting a security interest in such Government Accounts pursuant to applicable Federal and state law, contract rights, General Intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, Software, Supporting Obligations and Payment Intangibles (each as defined in the Code); (b) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Lender, or any other financial institution with which the Borrower maintains deposits; (c) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Financial Assets, Chattel Paper and Documents (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Lender or any agent or affiliate of the Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Lender’s rights of setoff (which the Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by the Lender to the Borrower; (d) all insurance proceeds of or relating to any of the foregoing property and interests in property, and all insurance proceeds relating to any key man life insurance policy covering the life of any officer or employee of Borrower; (e) all proceeds and profits derived from the operation of the Borrower’s business (including, without limitation, the proceeds of Government Accounts); (f) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; (g) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing; (h) the Negative Pledge Assets; and (i) any and all other unencumbered Equipment, Inventory, Goods (each as defined in the Code), motor vehicles and other property, real or personal (including, without limitation, any such property of the Borrower that is presently encumbered, but in the future becomes unencumbered).
          6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to the Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Lender, all financing statements (and the Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by the Lender) or other instruments and documents as the Lender may request, in a form satisfactory to the Lender, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and the Lender’s Liens therein. If the Borrower fails to do so, the Lender is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without the Borrower’s signature) as the Borrower’s agent. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
          6.3 Loss of Value of Collateral. The Borrower agrees to immediately notify the Lender of any material loss or depreciation in the value of the Collateral or any portion thereof.
          6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Lender may at any time and from time to time file financing statements, “in-lieu” initial financing statements, continuation statements and amendments thereto that describe the Collateral in particular and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Lender on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Lender. The Lender agrees to use its reasonable efforts to notify the Borrower of the Lender taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Lender to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Lender pursuant to this Section.
          6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Lender may reasonably require for the Lender: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Lender, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Lender, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any agreements establishing control to be in form and substance reasonably satisfactory to the Lender, and (iii) otherwise to ensure the continued perfection and priority of the Lender’s security interest in any of the Collateral and of the preservation of its rights therein.
          6.6 All Loans One Obligation. All Liabilities of the Borrowers under this Agreement and each of the Financing Agreements are cross-collateralized and cross-defaulted. Payment of all sums and indebtedness to be paid by Borrower to Lender under this Agreement shall be secured by, among other things, the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lender shall constitute one general obligation secured by Lender’s Lien on all of the Collateral of Borrower and by all other liens heretofore, now, or at any time or times granted to Lender to secure the Loans. Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Lender.

          6.7 Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), the Borrower shall promptly notify the Lender of same in a writing signed by the Borrower (describing such claim in reasonable detail) and, subject only to the Capmark Security Interests, grant to the Lender in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Lender in its sole and absolute determination.
     7. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
          7.1 Existence. The Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. The Borrower is duly (a) qualified and in good standing as a foreign corporation or foreign limited liability company and (b) authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. The Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted. Parent legally and beneficially owns or controls, either directly or indirectly through its subsidiaries, all of the issued and outstanding capital Stock of the Borrower.
          7.2 Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its powers; (ii) are duly authorized by the board of directors, mangers or members of the Borrower, each as applicable, and, if applicable, Parent; and (iii) are not in contravention of the terms of its operating agreement, bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.
          7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

          7.4 Financial Data.
                    (1) All income statements, balance sheets, cash flow statements, statements of operations, and other financial data which have been or shall hereafter be furnished to the Lender for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to the Lender by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees (collectively, the “GAAP Exceptions”).
                    (2) Since March 31, 2007, there has been no Material Adverse Change with respect to Borrower.
          7.5 Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business and sales of Equipment being replaced in the ordinary course of business, or as a result of casualty loss or condemnation, with other Equipment with a value equal to or greater than the Equipment being sold), has been fully paid for and is free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Lender as the secured creditor or except for Permitted Liens. The organizational number assigned by the Secretary of State of the Borrower’s state of incorporation or formation, as applicable, is as set forth on Schedule 1 hereto.
          7.6 Solvency. The Borrower, as determined on a consolidated basis, is Solvent. The Borrower, as determined on a consolidated basis, will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.
          7.7 Principal Place of Business; State of Organization. Set forth on Schedule 1 hereto, is, as of the Closing Date, (a) the principal place of business and chief executive office of Borrower and (b) the Borrower’s state of incorporation or formation. The books and records of the Borrower are at the principal place of business and chief executive office of the Borrower.
          7.8 Other Names. As of the Closing Date the Borrower is not using, and shall not thereafter use, any name (including, without limitation, any trade name, trade style, assumed name, division name or any similar name), other than the names set forth on Schedule 7.8 attached hereto.
          7.9 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.
          7.10 Loans. Except as otherwise permitted by Section 9.2 hereof, the Borrower is not obligated on any loans or other Indebtedness.
          7.11 Margin Securities. The Borrower does not own any margin securities and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.
          7.12 Organizational Chart. Set forth on Schedule 7.12 hereto is a true and complete copy of an organizational chart setting forth the Borrower and each of its Subsidiaries and Affiliates as of the Closing Date.
          7.13 Litigation and Proceedings. As of the Closing Date (and on any date that a request for a Revolving Loan is made), no judgments are outstanding against the Borrower that could be an Event of Default under clause (e) of Section 11.1, nor is there as of such date pending, or to the best of Borrower’s knowledge, threatened, except, as of the Closing Date, as shown on Schedule 7.13 (and on any date that a request for a Revolving Loan is made, as Lender has from time to time been provided notice of in accordance with Section 8.1(e), below) any (i) litigation, suit, action or contested claim (other than a personal injury tort claim), or federal, state or municipal governmental proceeding, by or against the Borrower or any of its Property which if adversely determined could have a Material Adverse Effect, or (ii) any tort claim for personal injury, including death, against the Borrower as to which (a) litigation as been instituted and is pending or (b) or a request for medical records has been made upon Borrower by an attorney for the claimant on or after January 1, 2006.
          7.14 Other Agreements. The Borrower is not in default under or in breach of any agreement, contract, lease, or commitment to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect.
          7.15 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any applicable law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect.
          7.16 Intellectual Property. As of the Closing Date and after giving effect to the Transactions, the Borrower does not own or otherwise possess any material Intellectual Property. To the Borrower’s best knowledge, none of its Intellectual Property infringes on the rights of any other Person; provided that the name “Diversicare” is shared in Canada with various Diversicare entities that were sold in 2004.
          7.17 Environmental Matters. The Borrower has not Managed Hazardous Substances on or off its Property other than in compliance with applicable Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect. The Borrower has complied in all material respects with applicable Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, and, except where not required to do so pursuant to any Commercial Lease, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property. The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect. Except where not required to do so pursuant to any Commercial Lease, the Borrower shall take prompt action in material compliance with applicable Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property. As of the Closing Date (and on any date that a request for a Revolving Loan is made), the Borrower has not received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 7.17, to the knowledge of the Borrower, as of the Closing Date each SMS Party has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or property.
          7.18 Disclosure. As of the Closing Date (and on any date that a request for a Revolving Loan is made), none of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date (and on any date that a request for a Revolving Loan is made), the Borrower has disclosed to the Lender all facts of which the Borrower has knowledge which might result in a Material Adverse Effect either prior or subsequent to the consummation of the Transactions or which, to Borrower’s knowledge, at any time hereafter might reasonably be expected to result in a Material Adverse Effect.
          7.19 Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by the Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by the Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. The Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by the Borrower which would reasonably be expected to constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.
          7.20 Perfected Security Interests. The Lien in favor of the Lender provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens and the terms of the Intercreditor Agreements), and all filings and other actions necessary to perfect such Lien have been or will be duly taken.
          7.21 Acquisition Documents. The Borrower has delivered correct and complete copies of the fully-signed Acquisition Documents to the Lender on or prior to the Closing Date. To the best of Borrower’s knowledge, no party to the Acquisition Agreements is in default or breach thereunder.
          7.22 Broker’s Fees. The Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loans, the Acquisition Documents or this Agreement.

          7.23 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          7.24 Transactions. On the Closing Date and concurrently with the making of the Term Loan hereunder, the Transactions intended to be consummated on the Closing Date will have been consummated in accordance with the terms of the Acquisition Agreements and the other relevant Acquisition Documents and in accordance with all applicable laws. All consents and approvals of, and filings and registrations with, and all other actions by, any governmental entity and (except where the failure to obtain or make the same could not reasonably be expected to have an adverse effect on the Transactions or any portion thereof or a Material Adverse Effect) each other Person required in order to make or consummate the Transactions have been obtained, given, filed or taken and are or will be in full force and effect.
          7.25 Representations and Warranties in Acquisition Documents. All representations and warranties made by the Diversicare Parties in the Acquisition Documents, and, to the Borrower’s knowledge, all representations made by each other Person in such agreements and documents (including, without limitation, the SMS Parties), are true and correct. None of such representations and warranties are inconsistent in any material respect with the representations and warranties of the Borrower made herein or in any other Financing Agreement.
          7.26 Offenses and Penalties Under the Medicare/Medicaid Programs. Except as listed on Schedule 7.26 attached hereto, as of the Closing Date, neither the Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate is currently, to the best knowledge of the Borrower, after due inquiry, under investigation or prosecution for, nor has the Borrower or any Affiliate or, to the best Knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Except as listed on Schedule 7.26, as of the Closing Date, neither the Borrower nor any Affiliate and/or, to the best Knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate has been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, to the best knowledge of the Borrower, after due inquiry, is the Borrower nor any Affiliate and/or to the best Knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate currently the subject of any investigation or proceeding that may result in such payment. Neither Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate has been excluded from participation in the Medicare, Medicaid or maternal and Child Health Services Program, or any program funded under the “Block grants” to States for Social Services (Title XX) Program.
          7.27 Medicaid/Medicare and Private Insurance/Managed Care Contracts.

                    (1) The Borrower has:
                    (2) Obtained and maintains, or in the case of the Diversicare Parties will obtain and maintain, where appropriate, Medicaid Certification and Medicare Certification to the extent required for reimbursement under the Medicaid Regulations or the Medicare Regulations, as the case may be; and
                    (3) Entered into and maintains in good standing, or in the case of the Diversicare Parties will enter into and maintain, where appropriate, its Medicaid Provider Agreement and its Medicare Provider Agreement to the extent required for reimbursement under Medicaid Regulations or the Medicare Regulations, as the case may be, and its Private Insurance/Managed Care Contracts.
                    (4) There are no proceedings pending, or, to the best knowledge of the Borrower, after due inquiry, threatened by any governmental authority seeking to modify, revoke or suspend, to the extent required for reimbursement, any Medicaid Provider Agreement, Medicare Provider Agreement, Medicare Certification or Medicaid Certification. Since the date of the most recent Medicare Certification and Medicaid Certification, the Borrower has not taken any action that would have a material adverse effect on the Certification or the Medicare Provider Agreement or Medicaid Provider Agreement.
                    (5) Neither the Borrower nor any Affiliate of the Borrower nor any current officer or director of the foregoing has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in party by Medicare or Medicaid; or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.
                    (6) The Borrower is not out of material compliance with any applicable conditions of participation of the Medicare or Medicaid programs nor with any Private Insurance/Managed Care Contracts, nor does any condition exist or has any event occurred which, in itself, or with the giving of notice or lapse of time, or both, would reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of (i) any contract of the Borrower in connection with the Medicare or Medicaid programs or (ii) any Private Insurance/Managed Care Contracts.

          7.28 Consideration. Each Borrower is a direct or indirect subsidiary of Parent, and are Affiliates of each other. The Affiliates of the Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Borrower pursuant to this Agreement, and it is and will be to such Affiliates’ advantage to assist the Borrower in procuring such funds from the Lender. Each of the Borrower’s Affiliates desires to induce the Lender to enter into this Agreement with the Borrower.
          7.29 USA Patriot Act. Borrower represents and warrants to Lender that neither the Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.
          7.30 Absence of Foreign or Enemy Status. Neither the Borrower nor any Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Affiliate of the Borrower is in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
          7.31 HIPAA Compliance. Borrower has not received any notice from any governmental authority that such governmental authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA, or its implementing regulations.
          7.32 Labor Matters. Except as shown on Schedule 7.32, as of the Closing Date, there are no strikes or other labor disputes pending or, to the knowledge of Borrower, threatened against any Affiliate of Borrower. Except as shown on Schedule 7.32, as of the Closing Date, hours worked and payments made to the employees of the Borrower and Affiliates of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Borrower or Affiliates of Borrower, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Agreements and the Acquisition Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which it is bound.
          7.33 Capitalization. The authorized Stock of each Borrower, as of the Closing Date, is set forth on Schedule 7.33 hereto. Guarantor or another Borrower, as the case may be, legally and beneficially owns all of the issued and outstanding Stock of each Borrower. All issued and outstanding Stock of the Borrower is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens or pledges other than Permitted Liens, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. No shares of the Stock of Borrower, other than those owned by Guarantor or Borrower, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any equity securities of Borrower.
          7.34 Government Contracts. The Borrower is not a party to any contract or agreement (including, but not limited to, any Lease) that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.
          7.35 OFAC. Neither the Borrower, nor Guarantor, nor any beneficial owner of the Borrower or Guarantor, is currently listed on the OFAC Lists.
          7.36 Commercial Leases. As of the Closing Date, the Commercial Leases as to which a Borrower is the lessee and the expiration dates of their current terms are as set forth on Schedule 7.36 attached hereto. The Borrower has delivered correct and complete copies of the fully-signed Commercial Leases to the Lender on or prior to the Closing Date. The Borrower is not in default or breach of any Commercial Lease and, to the Borrower’s knowledge, no other party to any Commercial Lease is in default or breach thereunder.
     8. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
          8.1 Reports, Certificates and Other Information. The Borrower Agent shall deliver to the Lender:
                    (1) Financial Statements.
                    (2) On or before the seventy-fifth (75th) day after each of Parent’s Fiscal Years, a copy of the annual financial statements on a consolidated basis for Parent, duly certified and audited by independent certified public accountants of nationally recognized standing selected by the Borrower, together with the supporting consolidating statements for each Borrower, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP. In lieu of its obligations hereunder, Parent may submit to Lender, upon its filing thereof, a copy of its form 10-K as filed with the United States Security and Exchange Commission.
                    (3) On or before the fortieth (40th) day of the end of each of Parent’s first, second and third Fiscal Quarters, a copy of internally prepared quarterly financial statements for Borrower prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a)(1) hereof (subject, however, to the GAAP Exceptions), signed on behalf of the Borrower by a Duly Authorized Officer and (i) consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such Fiscal Quarter and statements of earnings for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter and (ii) accompanied by management analysis and actual vs. budget variance reports for the Leased Assets.

                    (4) Borrower Base Certificates. On or before the thirtieth (30th) day after the end of each calendar month, a borrowing base certificate (in form and substance satisfactory to the Lender), signed on behalf of the Borrower by a Duly Authorized Officer.
                    (5) Compliance Certificates. Contemporaneously with the furnishing of each quarterly financial statements, a duly completed compliance certificate with appropriate insertions, in form and substance satisfactory to the Lender (a “Compliance Certificate”), dated the date of such annual financial statement or such calendar month and signed on behalf of the Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. Each Compliance Certificate shall contain a computation of, and show compliance with, each of the financial ratios and restrictions set forth in Section 9.12 hereof (each such computation and calculation to be in form and substance acceptable to the Lender).
                    (6) Schedule of Accounts. On or before the tenth (10th) day of each calendar month, a Schedule of Accounts, as of the last day of the immediately preceding calendar month and in form and substance reasonably satisfactory to the Lender.
                    (7) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation (other than a personal injury tort claim), arbitration proceeding or governmental proceeding in which any injunctive relief or money damages is sought which if adversely determined could have a Material Adverse Effect; (iii) the receipt of any notice from any governmental agency concerning any violation or potential violation of any regulations, rules or laws applicable to Borrower which could have a Material Adverse Effect; or (iv) any Material Adverse Change. With regard to personal injury tort claims, upon request by Lender, Borrower shall review with Lender the occurrence of any personal injury or other action which could reasonably give rise to a personal injury tort claim against the Borrower as to which (i) litigation has been instituted and is pending or (ii) a request for medical records has been made upon Borrower by an attorney for the claimant on or after January 1, 2006.
                    (8) Insurance Reports. (i) At any time after a Default and upon the request of the Lender, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, liability and malpractice insurance policies carried by the Borrower, and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.
                    (9) Annual Projections. On or before the ninetieth (90th) day after each of Borrower’s Fiscal Years, an annual projection for the current Fiscal Year showing Borrower’s projected operating plan, revenues and expenses on a monthly basis and a balance sheet and cash flow statement for the Borrower, in form and substance reasonably satisfactory to Lender.
                    (10) Affiliate Transactions. Upon the Lender’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Lender, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.
                    (11) Health Care. Furnish to the Lender each of the following, to the extent applicable: (i) upon Lender’s request, a copy of any healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, if such deficiency or violation could adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of Borrower’s licenses and permits to operate Borrower’s business; (ii) within five (5) Business Days of the receipt by the Borrower, any and all notices disclosing an adverse finding from any licensing, certifying and/or reimbursement agencies that Borrower’s license, Medicare or Medicaid certification or entitlement to payments pursuant to any reimbursement contract or program of Borrower is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any rights pursuant to the Borrower’s license, certification or reimbursement contract or program; and (iii) upon request of Lender, a complete and accurate copy of the annual Medicaid, Medicare and other cost reports for Borrower.
                    (12) Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Parent or Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Parent or Borrower by independent accountants.
                    (13) Purchase Price Adjustments. Prior to the closing of the Acquisition, promptly upon such information becoming available, a summary of all purchase price and other monetary adjustments that are made pursuant to any of the Acquisition Documents, to the extent such amounts exceed Two Hundred and Fifty Thousand Dollars ($250,000).
                    (14) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Lender may reasonably request from time to time.

          8.2 Inspection; Audit Fees. Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit (at the expense of the Borrower provided the Borrower shall be responsible for such reasonable expenses no more than one (1) time per year unless an Event of Default has occurred and is continuing), representatives of the Lender or any Person appointed by Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records (in each case excluding patient medical records and other records to the extent confidential or where such examination is prohibited under applicable Laws, including without limitation HIPPA), to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, the Lender shall give the Borrower commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.
          8.3 Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other Intellectual Property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP (subject, however, to the GAAP Exceptions), consistently applied.
          8.4 Claims and Taxes. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.
          8.5 State of Incorporation or Formation. The Borrower’s state of incorporation or formation, as applicable, set forth on Schedule 1 hereto shall remain the Borrower’s state of incorporation or formation, as applicable, unless: (a) the Borrower provides the Lender with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) the Borrower provides the Lender with, at Borrower’s sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Lender shall reasonably request in connection therewith.
          8.6 Liability and Malpractice Insurance. The Borrower shall maintain, at its expense, general liability and professional malpractice insurance through commercial insurance in such amounts and with such deductibles consistent with its past practices, and shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Lender as additional insured thereunder. Lender acknowledges that general liability and professional malpractice insurance coverage is currently unavailable generally in the nursing home industry at commercially affordable rates and that the Borrower maintains and has in place general liability and malpractice insurance with single limit coverage of One Hundred Thousand Dollars ($100,000) per occurrence and Five Hundred Thousand Dollars ($500,000) cumulative. Lender agrees that until such time as insurance coverage is generally available in the nursing home industry at commercially affordable rates, Lender agrees to accept Borrower’s current coverage. Borrower shall provide Lender, (a) on an annual basis, information from its insurance representative, insurance carrier or from comparable insurance carriers regarding availability of insurance and (b) with respect to the insurance policies contemplated by this Section 8.6 and those certain insurance policies contemplated by Section 8.7 below, prompt (but in any event, within five (5) Business Days of any such occurrence) written notice of any alteration or cancellation of such insurance policy.
          8.7 Property and Other Insurance. The Borrower shall, at its expense, keep and maintain its assets material to the Business of Borrower insured against (i) loss or damage by fire, theft, explosion, spoilage and all other hazards and risks and (ii) business interruption, in such amounts with such deductibles (which may include self-insurance trusts) ordinarily insured against by other owners or users of such properties in similar businesses of comparable size operating in the same or similar locations but in all events as required by the Capmark Debt Documents, the Omega Debt Documents and any other Commercial Leases. Borrower, at Borrower’s expense, shall keep and maintain workers compensation insurance as may be required by applicable Laws. The Borrower Agent shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Lender as additional insured thereunder. Upon the occurrence of an Event of Default under this Agreement, the Borrower irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact for the purpose, subject at all times to the terms and conditions of the Capmark Debt Documents, Omega Debt Documents and any other Commercial Leases, of making, settling and adjusting claims on behalf of the Borrower under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Lender pursuant to any such policies of insurance, and for making all determinations and decisions of Borrower with respect to such policies of insurance.
     UNLESS THE BORROWER PROVIDES THE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE BUSINESS DAYS FOLLOWING LENDER’S REQUEST, THE LENDER MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE LENDER’S

INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE LENDER MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE LENDER, BUT ONLY AFTER PROVIDING THE LENDER WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE LENDER PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE LENDER MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE LIABILITIES SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.
          8.8 Environmental. The Borrower shall promptly notify and furnish Lender with a copy of any and all Environmental Notices which are received by it. Except where not required to do so pursuant to any Commercial Lease, the Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Lender with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) except where not required to do so pursuant to any Commercial Lease, keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.
          8.9 Banking Relationship. Except as otherwise provided in Section 4.3 hereof, within sixty (60) calendar days of the Closing Date, the Borrower shall have initiated the process to move and at all times thereafter maintain all of its primary deposit and operating accounts with the Lender and the Lender will act as the principal depository and remittance agent for the Borrower. The Borrower agrees to pay to the Lender reasonable and customary fees for banking services/cash management services (the “Service Fee”). The Lender shall be and hereby is authorized to charge any deposit or operating account of the Borrower in respect of the Service Fee.
          8.10 Intellectual Property. Subject to the terms of the Intercreditor Agreement, if after the Closing Date the Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks other than those owned by Parent or incorporating the name of any SMS Party or any derivation thereof (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Lender in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Lender to perfect a security interest in and lien on any such federally registered Intellectual Property in favor of the Lender and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.
          8.11 Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States (other than as disclosed to the Lender in writing on the Closing Date) so long as: (i) the Borrower provides the Lender with at least thirty (30) days prior written notice, (ii) no Event of Default then exists, and (iii) the Borrower provides the Lender with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Lender shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Lender. If the Borrower desires to change its principal place of business and chief executive office, the Borrower shall notify the Lender thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Lender with, at Borrower’s sole cost and expense, such financing statements and other documents as the Lender shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Lender thereof in writing no later than thirty (30) days prior to such change.
          8.12 Health Care Related Matters. The Borrower shall cause all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of its business or as may be necessary for participation in Medicaid, Medicare and other applicable reimbursement programs, to remain in full force and effect, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrowers on a consolidated basis. The Borrower shall at all times maintain in full force and effect the Medicare Certification, the Medicaid Certification, the Medicare Provider Agreement and the Medicaid Provider Agreement, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrower on a consolidated basis. The Borrower shall comply at all times with the CMS, except to the extent that such failure to comply would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrower on a consolidated basis. The Borrower shall take all necessary steps to protect personally identifiable health information for each patient substantially in accordance with the CMS laws and regulations, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrower on a consolidated basis.
          8.13 US Patriot Act. Borrower covenants to Lender that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), Borrower shall immediately notify Lender in writing of such information. Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Lender to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by law. In addition, Lender may immediately contact the Office of Foreign Assets Control and any other government agency Lender deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

          8.14 Government Accounts. If the Borrower desires Government Accounts to be considered Eligible Accounts, the Borrower shall take any and all action reasonably required by the Lender in order to provide the Lender with a perfected security interest in such Government Accounts and execute and deliver all documentation reasonably required by the Lender in connection therewith, including, without limitation, a Government Blocked Account Agreement.
          8.15 Further Assurances. The Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including, subject to the terms of the Intercreditor Agreements, all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Lender on the Collateral (including Collateral acquired after the date hereof), including on any and all unencumbered assets of Borrower whether now owned or hereafter acquired.
          8.16 Compliance with Anti-Terrorism Orders. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow the Lender to identify each Borrower in accordance with the Patriot Act. In addition, Borrowers shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into a Lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify Lender if Borrower has knowledge that the Guarantor, manger or any member or beneficial owner of Borrower, Guarantor, Manager is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Lender if Borrower knows that any Tenant is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
          8.17 Blocked Account Agreements and Account Debtors.
                    (1) Within thirty (30) calendar days following the Closing Date, the Borrower shall have entered into the Blocked Account Agreements.
                    (2) Within forty-five (45) calendar days following the Closing Date, the Borrower shall instruct and direct each Account Debtor to send all payments with respect to each Account to the Commercial Blocked Account and the Government Blocked Account, as the case may be, for deposit established pursuant to this Agreement.
     9. NEGATIVE COVENANTS.
     The Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):
          9.1 Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (i) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Lender’s Lien in the Collateral; (ii) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (iii) Liens in favor of the Lender; (iv) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than thirty (30) calendar days, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or that are not yet due and payable; (v) purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property so long as: (a) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate at any time, (b) each such lien shall only attach to the property to be acquired; and (c) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; (v) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation laws, unemployment insurance and other social security laws or regulations, or deposits to secure performance of tenders, statutory obligations, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of Borrower’s business as presently conducted; (vi) any Lien securing a judgment in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) that remains unsatisfied or undischarged for more than thirty (30) days, unless such judgment is either (i) fully insured and such insurer has admitted liability or (ii) is being contested or appealed by appropriate proceedings and the enforcement of such judgment is stayed during the course of such contest or appeal, provided that Borrower has established reserves adequate for payment of such judgment and in the event such contest or appeal is ultimately unsuccessful pays such judgment within ten (10) days of the final, non-appealable ruling rendered in such contest or appeal; and (vii) Liens in favor of Capmark, Omega and the Omega Senior Lessors, subject in all cases to the provisions of the Intercreditor Agreements.
          9.2 Indebtedness; Capital Expenditures. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness,

except (i) the Liabilities, (ii) the Mortgage Loan, (iii) the Commercial Leases, and any extensions or renewals thereof, (iv) trade obligations and normal accruals in the ordinary course of business not yet due and payable, (v) the indebtedness not to at any time exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1 hereof, (vi) intercompany Indebtedness of the Borrower to the extent permitted under Section 9.4, (vii) the AmSouth Letter of Credit and (viii) the Indebtedness incurred in connection with the Rose Terrace Lease.
          9.3 Consolidations, Mergers or Transactions. Other than the Transactions and the Rose Terrace Acquisition, the Borrower shall not be a party to any merger, consolidation, or exchange of Stock, or purchase or otherwise acquire all or substantially all of the assets or Stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables. The Borrower shall not form or establish any Subsidiary without the Lender’s prior written consent. With prior notice to Lender, Borrower may dissolve an inactive Subsidiary that does not conduct any business operations and has assets with a book value not in excess of $10,000.00, provided that any assets are transferred to Parent or an existing Subsidiary which is a Borrower under this Agreement.
          9.4 Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (i) investments in short-term direct obligations of the United States Government, agency or instrumentality thereof; or any (ii) investments in negotiable certificates of deposit issued by the Lender or by any other bank reasonably satisfactory to the Lender, payable to the order of the Borrower or to bearer, (iii) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii), above; provided that, in each case, such investment is reasonably acceptable to the Lender, (iv) other short-term investments as may be permitted by Lender, (vi) loans or advances made by any Borrower to Parent or any other Borrower, (vii) loans and advances to employees permitted under Section 9.8; (viii) the Trust Loan and (ix) investments by the Borrowers in their respective Subsidiaries existing on the date hereof and additional investments by the Borrower in their respective Subsidiaries so long as such Subsidiary is a Borrower under this Agreement. Lender acknowledges that under the Option Agreement by and between Morris Memorial Convalescing and Crippled Children’s Home, Inc.(“Morris Memorial”) and Advocat Inc., Borrower has made and may continue to make from time to time certain advances in connection with the Rose Terrance Acquisition; provided that (a) the aggregate principal amount of such advances shall not exceed Eight Hundred Fifty Thousand Dollars ($850,000.00) and (b) any such advance in excess of Eight Hundred Fifty Thousand Dollars ($850,000.00) shall require Lender’s prior written consent.
          9.5 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except (i) endorsements of negotiable instruments for collection in the ordinary course of business, and (ii) the Indebtedness permitted under Section 9.2, above. Lender acknowledges that the Borrower has guaranteed certain obligations for supplies purchases of Morris Memorial and acknowledges such guarantees do not violate this Section 9.2.
          9.6 Disposal of Property. The Borrower shall not sell, assign, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) a material part of its properties, assets and rights to any Person except (a) sales of Inventory in the ordinary course of business, and (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced.
          9.7 Use of Proceeds. The Borrower shall use the proceeds of the (a) Revolving Loan for working capital purposes and (b) Term Loan to (i) refinance certain existing Indebtedness (as defined below) of the Borrower, (ii) partially finance the Transactions and (iii) pay certain fees, costs and expenses reasonably incurred in connection with the Transactions.
          9.8 Loans to Officers; Consulting and Management Fees. The Borrower shall not make any loans to its officers, directors, shareholders, or employees or to any other Person, and the Borrower shall not pay any consulting, management fees or similar fees to its officers, directors, shareholders, manager, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise; provided, however, the Borrower shall be permitted to (i) make advances to its employees in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year of Borrower for all such employees collectively, in each case, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) no Default or Event of Default shall exist or have occurred or result therefrom; (ii) pay reasonable outside directors fees; and (iii) pay the management fees permitted by the Management Agreements. Lender acknowledges that travel advances issued in the ordinary course of business do not constitute loans for purposes of this Section 9.8.
          9.9 Dividends and Stock Redemptions. The Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, shareholder, director, or any Affiliate other than (i) to Guarantor and (ii) the Required Dividends and Redemption Amounts, (ii) distributions under the Borrower Cash Management Program, and (iii) payment of the management fees under the Management Agreements, or (b) purchase or redeem any of the Stock of the Borrower or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose. Notwithstanding the foregoing or anything to the contrary contained herein, the foregoing declarations, payments, distributions, purchases or redemptions set forth in this Section 9.9 shall, in each case, be in both manner and amount consistent with the Borrower’s historical practices.

          9.10 Payments in Respect of Subordinated Debt.
                    (1) The Borrower shall not make any payment, directly or indirectly, to (i) Capmark (or any Affiliate or Subsidiary thereof) in contravention of the Capmark Intercreditor Agreement or (ii) Omega (or any Affiliate or Subsidiary thereof) in contravention of either Omega Intercreditor Agreement.
                    (2) The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt); provided, however, the Borrower shall be permitted to make solely those payments expressly permitted pursuant to the terms of the Subordination Agreements, in each case, as long as the Borrower is in compliance with Section 9.12 hereof both immediately before and after any such contemplated or actual payment, provided, further, that both immediately before any such contemplated payment or after giving effect to any such payments no Default or Event of Default shall exist or have occurred or result therefrom, unless otherwise permitted expressly under the terms of the Subordinations Agreements.
          9.11 Transactions with Affiliates. Except as expressly permitted under this Agreement, and except for the Management Agreements and payment of the fee permitted by the terms of the Management Agreements, and the cash management program of Borrower and its Affiliates, the Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, except as otherwise expressly restricted under this Agreement, that the Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.
          9.12 Financial Ratios. Commencing with the Fiscal Quarter ending September 30, 2007 and continuing thereafter, the consolidated Borrower shall not:
                    (1) Minimum Fixed Charge Coverage Ratio. Permit its Fixed Charge Coverage Ratio to be less than 1.10 to 1.00, measured as of the last day of each Fiscal Quarter for the trailing twelve (12) month period.
                    (2) Minimum Adjusted EBITDA. Permit its Adjusted EBITDA to be less than Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00), measured as of the last day of each Fiscal Quarter for the trailing twelve (12) month period.
                    (3) Maximum Leverage Ratio. Permit the Leverage Ratio to be greater than (i) 1.75 to 1.00, for the period commencing on the Closing Date and continuing until the day of the two year anniversary of the Closing Date; (ii) 1.50 to 1.00, for the period commencing on the day immediately following the two year anniversary of the Closing Date and continuing until the day of the four year anniversary of the Closing Date, and (iii) 1.25 to 1.00 thereafter. The Leverage Ratio shall be measured as of the last day of each Fiscal Quarter for the trailing twelve (12) month period.
                    (4) Computation. The Borrower acknowledges and agrees that the calculation and computation of the foregoing financial ratios and covenants shall be pursuant to and in accordance with Section 8.1(c) hereof. For purposes of these computations, measurements of EBITDA will be adjusted to analyze actual results of the Acquisition until such time as a full twelve (12) months of Acquisition results are included in the computations.
          9.13 Change in Nature of Business. Borrower shall not engage, directly or indirectly, in any business other than providing residential long term care, assisted living and skilled nursing care.
          9.14 Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall the Borrower’s bylaws, articles of incorporation, operating agreement, partnership agreement or other governing document (each a “Governing Document”), as applicable, be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party, or that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of any of the Borrower’s Governing Documents, the Borrower shall furnish a correct and complete copy of any such proposed amendment or modification to the Lender.
          9.15 Blocked Accounts and Lock Box Accounts. The Borrower shall not establish or open any other blocked account (other than the Commercial Blocked Account and the Government Blocked Account) or any lock box accounts after the Closing Date. The Borrower shall not amend, modify or otherwise change any terms of the Commercial Blocked Account Agreement or the Government Blocked Account Agreement, without the Lender’s prior written consent.
          9.16 Amendments to Restricted Agreements. The Borrower shall not amend, modify or supplement any Restricted Agreement, in any manner that would or is reasonably likely to adversely affect the Lender’s interests under this Agreement and the other Financing Agreements to which Borrower is a party, without the Lender’s prior written consent (including, without limitation, except as expressly permitted by the terms of the applicable Intercreditor Agreement, amending or modifying the Capmark Debt Documents or Omega Debt Documents in order to (a) increase the rate of interest on or fees payable in respect of the debt unless such increase is not due and payable prior to the date the Liabilities are repaid in full, (b) accelerate the date of any regularly scheduled fees, interest or principal payment on the debt, (c) shorten the final maturity date of the debt, (d) increase the principal amount of the debt, or (e) make the covenants or events of default contained in the Capmark Debt Documents or Omega Debt

Documents materially more restrictive). Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any Restricted Agreement, the Borrower Agent shall deliver to the Lender a complete and correct copy of such amendment, modification or supplement.
          9.17 State of Incorporation or Formation. The Borrower shall not change its state of incorporation or formation, as applicable, from that set forth on Schedule 1 hereto.
          9.18 Environmental. Except as to environmental conditions for which it is not responsible pursuant to any Commercial Lease, the Borrower shall not permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance in all material respects with all Environmental Laws.
          9.19 Fiscal Year. The Borrower shall not change its Fiscal Year.
          9.20 Restrictions on Fundamental Changes. Without duplication of any of the foregoing, Borrower shall not:
                    (1) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);
                    (2) transfer, assign, convey or grant to any other Person, other than another Borrower, the right to operate or control any Location, whether by lease, sublease, management agreement, joint venture agreement or otherwise;
                    (3) without providing Lender with thirty (30) days’ prior written notice, change its legal name;
                    (4) suffer or permit to occur any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests, or in the capital structure, or any material change in the organizational documents or governing documents, of Borrower;
                    (5) change the licensed operator, manager or property manager for any Property; or
                    (6) consent to or acknowledge any of the foregoing.
          9.21 Margin Stock. Borrower shall not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.
          9.22 Truth of Statements and Certificates. Borrower shall not furnish to the Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          9.23 Negative Pledge Assets. Borrower shall not permit any Person to have a Lien on or security interest in any of the Negative Pledge Assets or any accessions, improvements, additions to, substitutions for and replacements for and products, profits and proceeds of any of the Negative Pledge Assets; provided Lender acknowledges that (i) Borrower has entered into a contract for the purchase and sale of the land and improvements comprising the Carolina Beach Facility to a third party purchaser and consents to such sale pursuant to the terms of said purchase contract and (ii) Borrower has sold its interest in the license/CON for the beds at the Carolina Beach Facility to a third party purchaser.
     The Borrower agrees that compliance with this Article 9 is a material inducement to the Lender’s advancing credit under this Agreement. The Borrower further agrees that in addition to all other remedies available to the Lender, the Lender shall be entitled to specific enforcement of the covenants in this Article 9, including injunctive relief.
     10. HEALTH CARE MATTERS.
     Without limiting the generality of any representation or warranty made in Article 7 or any covenant made in Articles 8 or 9, each Borrower represents and warrants on a joint and several basis to and covenants with the Lender, and shall be deemed to represent, warrant and covenant on each day on which any advance or accommodation in respect of any Loan is requested or made or any Liabilities shall be outstanding under this Agreement, that:
          10.1 Funds from Restricted Grants. None of the Property or the Collateral is subject to, and Borrower shall indemnify and hold the Lender harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Property or Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.
          10.2 Certificate of Need. If required under applicable Law, each Borrower has and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificates, license, permit, registration, certification or approval issued by the State Regulator for the requisite number of beds in each Property (the “Licenses”). Borrower shall cause to be operated the Location and the Property in a manner such that the Licenses shall remain in full force and effect at all times, except to the extent the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrowers on a consolidated basis. True and complete copies of the Licenses have been delivered to Lender.
          10.3 Licenses. The Licenses: (i) are and shall continue in full force and effect at all times throughout the term of the Term Loan and are and shall be free from restrictions or known conflicts which would materially impair the use or operation of any Property for its current use, and if any Licenses become provisional, probationary, conditional or restricted in any way (collectively “Restrictions”), Borrower shall take or cause to be taken prompt action to correct such Restrictions; (ii) may not be, and have not been, and will not be transferred to any location other than the Property; and (iii) other than the Capmark Security Interests and the Omega Security Interests have not been and will not be pledged as collateral security for any other loan or indebtedness. Except as may be required under and pursuant to the Capmark Debt

Documents and the Omega Debt Documents, Borrower shall do (or suffer to be done) any of the following:
               (1) Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Property without Lender’s prior written consent;
               (2) Amend or otherwise change any Property’s licensed beds capacity and/or the number of beds approved by the State Regulator without Lender’s prior written consent; or
               (3) Replace, assign or transfer all or any part of any Property’s beds to another site or location (other than to any other Property) without Lender’s prior written consent.
     11. DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.
          11.1 Event of Default . Any one or more of the following shall constitute an “Event of Default” under this Agreement:
               (1) the Borrower fails to pay (i) any principal or interest payable hereunder or under any of the Notes on the date due, declared due or demanded (including, without limitation, any amount due under Section 2.15) or (ii) any other amount payable to the Lender under this Agreement or under any other Financing Agreement to which the Borrower is a party (including, without limitation, any of the Notes) within five (5) calendar days after the date when any such payment is due and, with respect to clause (ii) only, such failure is not cured within five (5) calendar days after notice to Borrower by Lender;
               (2) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in (i) Sections 2.4, 4.4, 8.5, 8.6, 8.9, 8.11, or Section 8.12 hereof (ii) any Section of Article 9 hereof or (iii) any Section of Article 10 hereof and, with respect to such Sections in Article 10 only, such failure or neglect shall continue for a period of five (5) calendar days after the earlier of (1) the date the Borrower actually knew of such failure or neglect and (2) notice to the Borrower by the Lender.
               (3) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 11.1(b) hereof) and such failure or neglect shall continue for a period of thirty (30) calendar days after the earlier of (i) the date the Borrower actually knew of such failure or neglect and (ii) notice to the Borrower by the Lender;
               (4) any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

               (5) a judgment, decree or order requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment, decree or order for which the Borrower is fully insured and with respect to which the insurer has admitted liability, or such judgment, decree or order is being contested or appealed by appropriate proceedings;
               (6) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith (provided the Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;
               (7) any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
               (8) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, including Parent, and any such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, including Parent, or the Borrower or any guarantor of the Liabilities, including Parent, makes an assignment for the benefit of creditors, or the Borrower or any guarantor of the Liabilities, including Parent, takes any action to authorize any of the foregoing;
               (9) except as permitted for an Inactive Subsidiary, the Borrower or Parent voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated; provided that in the case of an administrative dissolution or revocation of existence for failure to file the proper reports or returns with the applicable governmental authorities, no Event of Default shall be deemed to have occurred if an application for reinstatement is (i) filed promptly (but in any event, within fifteen (15) calendar days) upon Parent or Borrower receiving notice of such dissolution or revocation from the applicable governmental authority and (ii) diligently pursued to completion (if reasonably capable of being completed), as determined by the Lender in its sole and absolute discretion;
               (10) the Credit Parties, taken as a whole, fail, at any time, to be Solvent;
               (11) the Borrower or any guarantor of the Liabilities, including Parent, is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;
               (12) a breach by the Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach if not cured within any applicable cure period will or is likely to have or create a Material Adverse Effect;
               (13) the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach if not cured within any applicable cure period would be to permit the acceleration of any obligation, liability or indebtedness in excess of Five Hundred Thousand Dollars ($500,000);
               (14) there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, unless (i) such actions are being contested or appealed in good faith by appropriate proceedings, (ii) the potential forfeiture has been stayed during the pendency of such proceeds, and (iii) no Medicare or Medicaid reimbursement obligations are materially adversely affected by such proceedings;
               (15) Parent shall at any time after the Closing Date have voting power over less than one hundred percent (100%) of the issued and outstanding Stock of Diversicare Management Services Co.;
               (16) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;
               (17) any default or event of default shall occur under or pursuant to any Capmark Debt Document or Omega Debt Document, or any breach of, noncompliance with or default under any Intercreditor Agreement, any Subordination Agreement, or any other Financing Agreement (including, without limitation, the Guaranty, each Pledge Agreement and the Master Letter of Credit Agreement) by any party thereto (other than by the Lender), and the same is not cured or remedied within any applicable cure period, provided that if such default or event of default, breach, noncompliance or default, requires the giving of notice by Lender to any party in addition to or other than Borrower, Lender shall have provided Borrower with such notice at the same time as it provides such notice to such other party;
               (18) if the Borrower fails, within three (3) Business Days of receipt to forward any collections it receives with respect to any Accounts to the Commercial Blocked Account or the Government Blocked Account, as the case may be;

               (19) institution by the PBGC, the Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, the Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under ERISA, which Lien is not fully discharged within fifteen (15) days;
               (20) a Material Adverse Change shall occur;
               (21) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Financing Agreements, the legality or the enforceability of any of the Liabilities or the perfection or priority of any Lien granted to the Lender;
               (22) Parent shall revoke or attempt to revoke, terminate or contest its obligations under the Guaranty, or the Guaranty or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;
               (23) Any Pledgor shall revoke or attempt to revoke, terminate or contest in any way any Pledge Agreement, or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;
               (24) Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect;
               (25) There shall occur with respect to the Operator of any Location any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Government Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which continues for thirty (30) days or more or pertains to more than one Location) or facility closure and (iii) which sanctions could have a Material Adverse Effect as determined by Lender in its reasonable discretion. Upon the occurrence of such Event, Borrower shall submit to Lender its Plan of Correction for dealing with such Event, and shall periodically review its progress under the Plan of Correction with Lender. Provided that Lender remains satisfied with the progress under the Plan of Correction, then such Event shall not be an Event of Default unless formal notice is given by Lender to Borrower;
               (26) A state or federal regulatory agency shall have revoked any license, permit, certificate or Medicaid or Medicare qualification pertaining to the Real Property or any Location, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, a tenant or any other Person, the revocation of which could reasonably be expected to have a Material Adverse Effect;

               (27) Any material default by Borrower under the terms of any material Lease following the expiration of any applicable notice and cure period (if any);
               (28) William Council, Glynn Riddle or Ray Tyler shall not be senior officers of the Borrower and devote significant time and energy to the business of the Borrower; provided, however, it shall not constitute an Event of Default if any such individual shall fail for any reason to be a senior officer of the Borrower or fail to devote significant time and energy to the business of the Borrower, and such individual shall be promptly replaced by the Borrower, whether on an interim or permanent basis, with an individual with substantially similar skills and experience (but in no event later than within 90 calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Lender in its reasonable and good faith determination;
               (29) Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Credit Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
               (30) Any event shall occur (or fail to occur) that could result in the Possession Date occurring, as determined by the Lender in its sole and absolute discretion.
     Notwithstanding the foregoing, in the situations described in clauses (l), (t), (x) and (z), above, where an Event of Default is triggered by the occurrence of a Material Adverse Change or a Material Adverse Effect, events which could reasonably be expected to have or result in a Material Adverse Effect or Material Adverse Change, such occurrence shall not be deemed to be an Event of Default hereunder provided that Borrower shall within forty-eight (48) hours after the occurrence thereof submit to Lender in writing a plan of correction for dealing with such Material Adverse Change or Material Adverse Effect that is acceptable to Lender in its sole and absolute discretion, and, if such plan of correction is so acceptable, for so long as Lender remains satisfied in all respects with the progress under such plan of correction and until written notice that Lender is not so satisfied is given by Lender to Borrower.
          11.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 11.1(h), (i), or (j), the Commitments (if they have not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Lender may at its sole option declare the Commitments (if they have not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Lender, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitments shall immediately terminate. Upon the occurrence of any Default or Event of Default the Lender may, at its option, cease making any additional Revolving Loans.
          11.3 Rights and Remedies Generally.

               (1) Upon the occurrence of any Event of Default, the Lender shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by Law, including, without limitation, the right of Lender to sell, assign, or lease any or all of the Collateral. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loans may be applied by the Lender to any Liabilities in such order of application and in such amounts as the Lender shall deem appropriate in its discretion. Borrower waives any right it may have to require the Lender to pursue any Person for any of the Liabilities.
               (2) Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Lender and make it available to Lender at any location designated by Lender. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Lender and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Lender after an Event of Default may be for cash, credit or any combination thereof, and the Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Lender may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Lender shall have the right after an Event of Default to conduct such sales on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Lender may see fit.
          11.4 Entry Upon Premises and Access to Information. Upon the occurrence of any Event of Default, the Lender shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Lender or any agent of the Lender, for such time as the Lender may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence of any Event of Default, the Lender shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and subject to the privacy requirements and regulations of HIPPA and of any applicable state or federal patients bill of rights, to use all of the foregoing and the information contained therein in any manner the Lender deems appropriate. Upon the occurrence of any Event of Default, the Lender shall have the right to receive, open and process all mail addressed to the Borrower and relating to the Collateral.
          11.5 Sale or Other Disposition of Collateral by the Lender. Any notice required to be given by the Lender of a sale, lease or other disposition or other intended action by the Lender, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Lender shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Lender’s Liens in the Collateral until the Liabilities are fully paid. The Borrower agrees that the Lender has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Lender is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade styles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Lender’s benefit until the Liabilities of the Borrower are paid in full. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.
          11.6 Waivers (General).
               (1) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower hereby waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Agreements, the Notes or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Financing Agreements and the transactions evidenced hereby and thereby.
               (2) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Agreement, the Notes, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
               (3) Each and every covenant and condition for the benefit of Lender contained in this Agreement and the other Financing Agreements may be waived by Lender; provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the Closing of any Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds and Lender may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Lender in exercising any right or remedy under any of the Financing Agreements, or otherwise afforded by applicable law, including any failure to accelerate the Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Agreements. Lender’s acceptance of payment of any sum secured by any of the Financing Agreements after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the Loan, nor shall Lender’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s or Guarantor’s default in payment of sums secured by any of the Financing Agreements.
               (4) Without limiting the generality of anything contained in this Agreement or the other Financing Agreements, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and any other properties owned by Borrower and the Financing Agreements and other security instruments or agreements securing the Loan has been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrower’s obligations under the Notes.
               (5) Nothing contained herein or in any other Financing Agreement shall be construed as requiring Lender to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Financing Agreements in preference or priority to any other Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Agreements. In addition, Lender shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Agreements then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii)

if Lender elects to accelerate less than the entire outstanding principal balance of the Notes, Lender may foreclose all or any part of the Collateral to recover so much of the principal balance of the Notes as Lender may accelerate and such other sums secured by one or more of the Financing Agreements as Lender may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Agreements to secure payment of sums secured by the Financing Agreements and not previously recovered.
               (6) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of the any of the Collateral or require Lender to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.
          11.7 Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.
          11.8 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Agreements, Lender may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives the requirement of the posting of any bond in connection with such injunctive relief.
          11.9 Marshalling. Lender shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Liabilities or any other obligation owed to the Lender by any Credit Party.
               (1) Recourse to Borrower. Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, the Loans shall be fully recourse to Borrower, and Lender shall be authorized, in its sole and absolute discretion, to enforce any or all of its remedies hereunder against Borrower, including all present and future revenue and assets of Borrower, whether or not such assets have been pledged as collateral for the Loans.
          11.10 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.

     12. MISCELLANEOUS.
          12.1 Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Borrower specifying such suspension or waiver.
          12.2 Costs and Attorneys’ Fees.
               (1) The Borrower agrees to pay jointly and severally on demand all of the costs and expenses of the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s counsel, and all UCC filing and lien search fees, and, if applicable, real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. The Borrower further agrees that the Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans or debit such amounts from the operating accounts of the Borrower maintained with the Lender.
               (2) The costs and expenses that the Lender incurs in any manner or way with respect to the following shall be part of the Liabilities, payable jointly and severally by the Borrower on demand if at any time after the date of this Agreement the Lender: (i) employs counsel in good faith for advice or other representation, (ii) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (iii) to represent the Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, the Borrower’s affairs or any Collateral hereunder or (iv) to enforce any of the rights of the Lender with respect to the Borrower provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (v) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder; and/or (vi) seeks to enforce or enforces any of the rights and remedies of the Lender with respect to the Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and telecopier charges.
               (3) The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Notes or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Lender’s income tax liabilities.
               (4) All of the Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loans or any termination of this Agreement or any Financing Agreements.
          12.3 Expenditures by the Lender. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Lender may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Lender) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.
          12.4 Custody and Preservation of Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.
          12.5 Reliance by the Lender. The Borrower acknowledges that the Lender, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Lender in connection herewith (including, without limitation, all financial information and data).
          12.6 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of the Lender. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Lender.
          12.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          12.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.
          12.9 Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Lender or the Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          12.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full and this Agreement shall terminate in accordance with its terms, the Lender will, upon Borrower’s written request and at the Borrower’s cost and expense, promptly sign all Uniform Commercial Code termination statements reasonably required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Lender.
          12.11 Continuing Effect; Inconsistency. This Agreement, the Lender’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.9 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
          12.12 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified U.S. mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid nationally recognized overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
(1) If to the Lender, at:
LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention: Adam Panos
Telephone No.: 312-992-2871
Facsimile No.: 312-904-1294
With a copy to:
Duane Morris LLP
227 West Monroe St. — Suite 3400
Chicago, Illinois 60606
Attention: Brian P. Kerwin
Telephone No: 312-499-6737
Facsimile No: 312-499-6701
(2) If to the Borrower or Borrower Agent, at:
Advocat Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attention: Glynn Riddle
Telephone No.: 615-771-7575
Facsimile No.: 615-771-7409
With a copy to:
Harwell Howard Hyne Gabbert & Manner
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238
Attention: John N. Popham IV
Telephone No.: 615-251-1093
Facsimile No.: 615-251-1059

If mailed, notice shall be deemed to be given three (3) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.
          12.13 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
          12.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.
          12.15 Participations and Assignments. The Lender shall have the right, without the consent of the Borrower, to sell participations to one or more banks or other entities in, or assignments of, all or any portion of its rights, obligations, and interest under this Agreement, the Liabilities and any of the Financing Agreements. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to participants (including prospective participants).
          12.16 Indemnity. The Borrower agrees to jointly and severally defend, protect, indemnify and hold harmless the Lender and each and all of its officers, directors, employees, attorneys, affiliates, and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), claim, cause of action, judgment, suit, action or proceeding, which may ever be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loans (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loans hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the gross negligence, willful misconduct or illegal activity of such Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR TO ANY OTHER PARTY TO ANY FINANCING AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
          12.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, (i) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (ii) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.
          12.18 Counterparts; Electronically Transmitted Signatures. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Fax and other electronically transmitted signatures shall be deemed as legally effective as a signed original for all purposes.
          12.19 Limitation of Liability of Lender. It is hereby expressly agreed that:
               (1) Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;
               (2) Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Lender’s gross negligence, willful misconduct or illegal activity. Without limiting the generality of the foregoing, Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and
               (3) Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.
          12.20 Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Borrower authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.
          12.21 Joint and Several Liability; Binding Obligations.
               (1) Borrower is defined collectively to include all Persons constituting the Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, the Lender shall make such determination. Each Person comprising Borrower shall be jointly and severally liable for all of the liabilities and obligations of Borrower under this Agreement, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, or the Lender accounts therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article XI of this Agreement are to be applied to each individual Person comprising the Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article XI of this Agreement as to any Person comprising the Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrower or as to all such Persons taken as a whole (except as otherwise expressly provided therein by, for example, the use of the term “Material Adverse Effect”).
               (2) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities hereunder and other Financing Agreements which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Loans with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Agreements.
               (3) The Lender has advised the Borrowers that it is unwilling to enter into this Agreement and the other Financing Agreements and make available the Loans extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Liabilities of each other Borrower under this Agreement and other Financing Agreements. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Loans and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loans would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrower, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the other Financing Agreements. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Loans actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.
               (4) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.
               (5) The Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Liabilities incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Liabilities and (d) all inter-Borrower obligations pursuant to this Section. The Borrower Agent shall make copies of such records available to the Lender, upon request.
               (6) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Financing Agreements invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Agreements shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Financing Agreements shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.
               (7) To the extent that any Borrower shall make a payment under this Section of all or any of the Liabilities (other than any Loan made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other

Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Liabilities and termination of the Loans, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
               (8) The term “Borrower” as used herein shall mean either one or more particular Borrowers or all of the Borrowers collectively as the Lender shall determine in its sole and absolute good faith discretion.
               (9) The term “Revolving Borrower” as used herein shall mean either one or more particular Revolving Borrowers or all of the Revolving Borrowers collectively as the Lender shall determine in its sole and absolute good faith discretion.
               (10) The term “Term Loan Borrower” as used herein shall mean either one or more particular Term Loan Borrowers or all of the Term Loan Borrowers collectively as the Lender shall determine in its sole and absolute good faith discretion.
               (11) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Liabilities from any obligor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing the Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of the Liabilities; or (vii) any other circumstance other than payment in full of the Liabilities which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
               (12) Until all Liabilities have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.
               (13) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Lender to any one Borrower hereunder or pursuant to any Financing Agreements in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.
               (14) This Section is intended only to define the relative rights of Borrower and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Agreements. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
               (15) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the Loans.
          12.22 Confidentiality. Borrower shall not disclose the contents of this Agreement and the other Financing Agreements to any third party (including, without limitation, any financial institution or intermediary) unless required by applicable Laws without Lender’s prior written consent, other than to Borrower’s officers, lawyers and other professional advisors on a need-to-know basis, Capmark and Omega, and in connection with any filings required to be made under any applicable federal or state securities laws or regulations (“Securities Laws”). Borrower agrees to inform all such Persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person, except as required by applicable Laws, including Securities Laws. Notwithstanding the foregoing, any taxpayer (and each employee, representative or other agent of such taxpayer) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such taxpayer relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of such transaction. The preceding sentences in this Section 12.22 are intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision)

of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to, to the extent applicable, the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
          12.23 Expenses and Taxes.
               (1) Borrower agrees to jointly and severally pay (or cause Guarantor to pay) on demand all of the reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s counsel, and all UCC lien, tax, judgment, pending suit, and bankruptcy searches, UCC filings and fees for pre- and post-Closing UCC, title and other lien searches, real estate appraisal fees, field examination costs and fees, survey fees, recording and title insurance costs, and environmental report and analysis, and the costs of Intralinks or other similar transmission system, if applicable) in connection with the due diligence, structuring, preparation, negotiation, revision, execution, and delivery of: (i) this Agreement, the other Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or therein or delivered or to be delivered hereunder or thereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any other Financing Agreements or in connection herewith or therewith after the Closing Date. Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans or debit such amounts from the operating accounts of Borrowers maintained with Lender. If Lender uses in-house counsel for any of these purposes, Borrower further agrees that its Liabilities hereunder and under the other Financing Agreements include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed.
               (2) Borrower also agrees to jointly and severally pay all out-of-pocket charges and expenses incurred by Lender (including the court costs and fees and expenses of Lender’s counsel, advisers and consultants) in connection with (i) the administration, enforcement, protection or preservation of any right or claim of Lender (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement), (ii) recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, (iii) all fees and disbursements of Lender’s consultants as provided herein, (iv) the termination of this Agreement, (v) the creation, preservation, perfection, maintenance, amendment and termination of any Liens of Lender on the Collateral, (vi) the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of the Lender hereunder, and (vii) the collection of any amounts due under the Financing Agreements. If Lender uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under its Financing Agreements), Borrower further agrees that its Liabilities under the Financing Agreements include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed.
               (3) Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax or any branch profits tax), if any, in connection with the issuance of the Notes and the recording of any Financing Agreements. The obligations of Borrower under this clause (c) shall survive the payment of Borrower’s indebtedness under this Agreement and the termination of this Agreement. All of each Borrower’s obligations provided for in this Section 12.1 shall be Liabilities secured by the Collateral.
          12.24 Release. For and in consideration of any Loan and each advance or other financial accommodation hereunder, each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge the Lender, and each of its successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses, fees (including, without limitation, reasonable attorneys’ fees) and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) relating to events occurring on or before the date of this Agreement, other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender or any of the Released Parties have had an opportunity to be heard) which determination includes a specific finding that one of the Released Parties acted in a grossly negligent manner or with actual willful misconduct. Each Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by the Lender in agreeing to make the Loans and in making each advance of Loan proceeds hereunder.
          12.25 Time; Reliance. Time is of the essence in Borrower’s performance under this Agreement and all other Financing Agreements. Notwithstanding anything to the contrary contained in any Financing Agreement, if and to the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
          12.26 Relationship. The relationship between, on the one hand, the Lender, and the Borrower, on the other hand, shall be that of creditor-debtor only. No term in this Agreement or in the other Financing Agreements and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by the Lender to Borrower or any other party.

          12.27 Borrower Agent. Each Borrower hereby irrevocably appoints Borrower Agent as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrower Agent (i) to provide Lender with all notices with respect to Loans obtained for the benefit of Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Borrower Agent deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender to do so, and in consideration thereof, but without limiting any other provision contained in this Agreement, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party or Person whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral as herein provided, (b) the Lender’s relying on any instructions of the Borrower Agent, or (c) any other action taken by the Lender hereunder or under the other Financing Agreements, except that Borrowers will have no liability to the Lender under this Section with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct, or illegal activity of Lender.
          12.28 Agent’s; Borrower Authorizing Accounting Firm. In exercising any rights under the Financing Agreements or taking any actions provided for therein, the Lender may act through their respective employees, agents or independent contractors as authorized by the Lender. Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Borrower authorizes the Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.
          12.29 Additional Provisions.
               (1) Consents. Each Borrower, as joint and several primary obligor of the Liabilities directly incurred by any other Borrower, authorizes Lender, without giving notice to such Borrower or to any other Borrower (to the extent permitted hereunder) or obtaining such Borrower’s consent or any other Borrower’s consent (to the extent permitted hereunder) and without affecting the liability of such Borrower for the Liabilities directly incurred by the other Borrower, from time to time to:
               (2) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Liabilities; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Liabilities;
               (3) declare all Liabilities due and payable upon the occurrence and during the continuance of an Event of Default;
               (4) take and hold security for the performance of the Liabilities of any Borrower and exchange, enforce, waive and release any such security;
               (5) apply and reapply such security and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine;
               (6) release, surrender or exchange any deposits or other property securing the Liabilities or on which Lender at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Liabilities of any other Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Liabilities or release, surrender or exchange any deposits or other property of any such Person;
               (7) apply payments received by Lender from any Borrower to any Liabilities, in such order as Lender shall determine, in its sole discretion; and
               (8) assign this Agreement in whole or in part.
               (9) Waivers. Each Borrower, as a primary, joint and several obligor with respect to the Liabilities directly incurred by any other Borrower, hereby waives:
               (10) any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Liabilities), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;
               (11) any defense based upon any legal disability or other defense of any other guarantor or other Person;
               (12) any defense based upon any lack of authority of the officers, directors, members, managers, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
               (13) any defense based upon the application by any other Borrower of the proceeds of the Loans for purposes other than the purposes represented by such other Borrower to Lender or intended or understood by Lender or such Borrower;
               (14) any defense based on such Borrower’s rights, under statute or otherwise, to require Lender to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Liabilities of any other Borrower;
               (15) any defense based on Lender’s failure at any time to require strict performance by any Borrower of any provision of the Financing Agreements. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Lender from foreclosing on any Lien, or exercising any rights available to Lender thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;
               (16) intentionally omitted;
               (17) any defense based upon Lender’s election of any remedy against such Borrower or any other Borrower or any of them; any defense based on the order in which Lender enforces its remedies;
               (18) any defense based on (A) Lender’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Lender’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Liabilities, including, but not limited to, Lender’s failure to perfect or maintain a Lien in such collateral;
               (19) any defense based upon Lender’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Liabilities;
               (20) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
               (21) any defense based upon Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;
               (22) any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;
               (23) intentionally omitted;
               (24) except as otherwise expressly set forth herein : notice of acceptance hereof; notice of the existence, creation or acquisition of any Liability; notice of any Event of Default; notice of the amount of the Liabilities outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

               (25) intentionally omitted;
               (26) any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Liabilities or the security therefor;
               (27) any defense based on Lender’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by Lender which impairs such Borrower’s prospective subrogation rights;
               (28) any defense based on legal prohibition of Lender’s acceleration of the maturity of the Liabilities during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Lender with respect to the Liabilities and the security therefor;
               (29) any defense available to a surety under applicable law; and
               (30) the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.
               Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.
               (31) Additional Waivers. Each Borrower authorizes Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Lender, since it is such Borrower’s intent that the Liabilities be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Liabilities, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s guaranty of the Liabilities directly incurred by any other Borrower.
               (32) Primary Obligations. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Liabilities of any other Borrower as fully as if such Liabilities were directly incurred by such Borrower.
          12.30 Nonliability of Lender. The relationship between the Borrowers on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender does not have any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Financing Agreements, and the relationship between the Credit Parties, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Lender does not undertake any responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The Borrower Agent agrees, on behalf of itself and each other Borrower, that the Lender shall have no liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any

Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Financing Agreements, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or illegal activity of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER AGENT ON BEHALF OF ITSELF AND EACH OTHER CREDIT PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower and the Borrower Agent acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party. No joint venture is created hereby or by the other Financing Agreements or otherwise exists by virtue of the transactions contemplated hereby by the Lender or among the Credit Parties and the Lender.
          12.31 INTENTIONALLY OMITTED.
          12.32 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
               (1) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;
               (2) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO

PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND
               (3) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.
          12.33 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
          12.34 JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation, as Borrower Agent
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

ADVOCAT ANCILLARY SERVICES, INC., a Tennessee corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

ADVOCAT FINANCE, INC., a Delaware corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

ADVOCAT DISTRIBUTION SERVICES, INC., a Tennessee corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE ASSISTED LIVING SERVICES, INC., a Tennessee corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE ASSISTED LIVING SERVICES NC, LLC, a Tennessee limited liability company
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE LEASING CORP., a Tennessee corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

STERLING HEALTH CARE MANAGEMENT, INC., a Kentucky corporation
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

SENIOR CARE CEDAR HILLS, LLC, a Delaware limited liability company
BY:	SENIOR CARE FLORIDA LEASING, LLC, its sole member

BY: DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

SENIOR CARE GOLFCREST, LLC, a Delaware limited liability company
BY:	SENIOR CARE FLORIDA LEASING, LLC, its sole member

BY: DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

SENIOR CARE GOLFVIEW, LLC, a Delaware limited liability company
BY:	SENIOR CARE FLORIDA LEASING, LLC, its sole member

BY: DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

SENIOR CARE FLORIDA LEASING, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

SENIOR CARE SOUTHERN PINES, LLC, a Delaware limited liability company
BY:	SENIOR CARE FLORIDA LEASING, LLC, its sole member

BY: DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE AFTON OAKS, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE ASSISTED LIVING SERVICES NC I, LLC, a Delaware limited liability company
BY:	DIVERSICARE ASSISTED LIVING SERVICES NC, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE ASSISTED LIVING SERVICES NC II, LLC, a Delaware limited liability company
BY:	DIVERSICARE ASSISTED LIVING SERVICES NC, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE BRIARCLIFF, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE CHISOLM, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE HARTFORD, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE HILLCREST, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE LAMPASAS, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE PINEDALE, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE WINDSOR HOUSE, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE YORKTOWN, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING CORP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE BALLINGER, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE DOCTORS, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE ESTATES, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE HUMBLE, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE KATY, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE NORMANDY TERRACE, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE TEXAS I, LLC, a Delaware limited liability company
By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE TREEMONT, LLC, a Delaware limited liability company
BY:	DIVERSICARE TEXAS I, LLC, its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE ROSE TERRACE, LLC, a Delaware limited liability company
BY:	DIVERSICARE LEASING COPP., its sole member

By:	/s/ Glynn Riddle
Name:	Glynn Riddle
Its:	Executive Vice President & Chief Financial Officer

LENDER: LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Adam Panos
Adam Panos
Assistant Vice President

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

Schedule 1	Borrowers
Schedule 1.1(a)	Facilities
Schedule 1.1(b)	Capmark Restricted Accounts
Schedule 1.1(c)	Locations
Schedule 1.1(d)	Negative Pledge Assets
Schedule 1.1(e)	Omega Leases
Schedule 1.1(f)	Term Loan Borrower
Schedule 7.8	Other Names
Schedule 7.12	Organizational Chart
Schedule 7.13	Litigation
Schedule 7.17	Environmental Matters
Schedule 7.26	Medicare and Medicaid Penalties
Schedule 7.32	Labor Matters
Schedule 7.33	Capitalization
Schedule 7.36	Commercial Leases
EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Term Loan Note
Exhibit C	Form of Borrowing Notice